PROSPECTUS SUPPLEMENT	Filed Pursuant To Rule 424(b)(5)
(To Prospectus Dated March 18, 2003)	Registration No. 333-103588

$300,000,000 4.75% Notes due 2009

$300,000,000 Floating Rate Notes due 2008

We are offering $300,000,000 of our 4.75% Notes due 2009 (the “fixed rate notes”) and $300,000,000 of our Floating Rate Notes due 2008 (the “floating rate notes”). We refer to the fixed rate notes and the floating rate notes as the “notes.”

We will pay interest on the fixed rate notes semiannually on May 15 and November 15 of each year, beginning on November 15, 2004, at the rate of 4.75% per year. The fixed rate notes will mature on May 15, 2009. At our option, we may redeem some or all of the fixed rate notes at any time under a make-whole redemption provision described in this prospectus supplement.

We will pay interest on the floating rate notes quarterly on February 21, May 21, August 21, and November 21 of each year, beginning on August 21, 2004. Interest on the floating rate notes will initially be equal to the 3 Month LIBOR Rate as of May 19, 2004 plus 0.47% and will be reset on each interest payment date, beginning on August 21, 2004, based on the 3 Month LIBOR Rate plus 0.47% per year. The floating rate notes will mature on May 21, 2008. At our option, we may redeem some or all of the floating rate notes on any interest payment date on or after May 21, 2006 at a redemption price of 100% of principal amount plus accrued and unpaid interest to the redemption date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Fixed Rate Notes		Floating Rate Notes
	Per Note	Total	Per Note	Total
Public Offering Price	99.909%	$299,727,000	100.00%	$300,000,000
Underwriting Discount	0.600%	$1,800,000	0.45%	$1,350,000
Proceeds to Sempra Energy (before expenses)	99.309%	$297,927,000	99.55%	$298,650,000

Interest on the notes will accrue from May 21, 2004. Purchasers of notes must pay the accrued interest if settlement occurs after that date.

We expect the notes will be ready for delivery through The Depository Trust Company on or about May 21, 2004.

Joint Book-Running Managers

ABN AMRO Incorporated	Citigroup	Deutsche Bank Securities

RBS Greenwich Capital

Scotia Capital

SG Corporate & Investment Banking

UBS Investment Bank

Prospectus Supplement dated May 18, 2004

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the notes. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

S-i

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents they incorporate by reference may contain statements that are not historical fact and constitute ‘forward-looking statements.’ When we use words like ‘believes,’ ‘expects,’ ‘anticipates,’ ‘intends,’ ‘plans,’ ‘estimates,’ ‘may,’ ‘should’ or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments;

•	actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources and the Federal Energy Regulatory Commission;

•	capital market conditions, inflation rates, interest rates and exchange rates;

•	energy and trading markets, including the timing and extent of changes in commodity prices;

•	weather conditions and conservation efforts;

•	war and terrorist attacks;

•	business, regulatory and legal decisions;

•	the pace of deregulation of retail natural gas and electricity delivery;

•	the timing and success of business development efforts; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2003 and other documents on file with the Securities and Exchange Commission. You may obtain copies of these documents as described under ‘Where You Can Find More Information’ in the accompanying prospectus.

SUMMARY INFORMATION

The following information supplements, and should be read together with, the information contained in the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents they incorporate by reference, before making an investment decision. Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to ‘we,’ ‘us’ and ‘our’ should be read to refer to Sempra Energy and its subsidiaries.

Sempra Energy

Sempra Energy, based in San Diego, California, is a Fortune 500 energy services holding company. Our subsidiaries provide a wide spectrum of value-added electric and natural gas products and services to a diverse range of customers. Our operations are divided principally between our California utility subsidiaries and Sempra Energy Global Enterprises.

At December 31, 2003, our California utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company, served over 22 million consumers. Natural gas service was provided throughout Southern California and portions of Central California through over 6.2 million meters. Electric service was provided throughout San Diego County and portions of Orange County, both in Southern California, through over 1.3 million meters.

Our other subsidiaries provide the following energy-related products and services:

•	Sempra Energy Trading is a wholesale trader of physical and financial energy products, including natural gas, power, crude oil and associated commodities, and a trader and wholesaler of metals, serving a broad range of customers;

•	Sempra Energy Resources acquires, develops and operates power plants;

•	Sempra Energy LNG is developing regasification terminals for the importation of liquefied natural gas and currently has projects in Louisiana, Texas and Baja California, Mexico;

•	Sempra Energy International engages in energy distribution and pipeline projects primarily outside the United States and, as of December 31, 2003, had interests in companies that provided natural gas and electricity services to over 2.8 million customers in Argentina, Chile, Mexico and Peru and in two small natural gas distribution utilities in the Eastern United States; and

•	Sempra Energy Solutions provides energy-related products and services on a retail basis, including commodity sales to electricity and natural gas consumers, and energy efficiency engineering services.

Our principal executive offices are located at 101 Ash Street, San Diego, California 92101 and our telephone number is (619) 696-2034.

The Offering

Issuer	Sempra Energy.

Amount of Notes Offered

$600,000,000 aggregate principal amount consisting of $300,000,000 in principal amount of 4.75% Notes due 2009 (the “fixed rate notes”) and $300,000,000 in principal amount of Floating Rate Notes due 2008 (the “floating rate notes”).

Maturity	Fixed rate notes: May 15, 2009.

Floating rate notes: May 21, 2008.

Interest Payment Dates and Rate	Fixed rate notes: Interest is payable semiannually on May 15 and November 15 of each year, beginning on November 15, 2004 at the rate of 4.75% per year.

Floating rate notes: Interest is payable quarterly on February 21, May 21, August 21, and November 21 of each year, beginning on August 21, 2004. Interest on the floating rate notes will initially be equal to the 3 Month LIBOR Rate as of May 19, 2004 plus 0.47% and will be reset on each interest payment date, beginning on August 21, 2004, based on the 3 Month LIBOR Rate plus 0.47% per year.

Ranking

The notes are our unsecured senior obligations. The notes will rank senior to all of our existing and future indebtedness that is subordinated to the notes and equally with all of our other existing and future unsecured senior indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries.

Optional Redemption	Fixed rate notes: At our option, we may redeem some or all of the fixed rate notes at any time under a make-whole redemption provision described in this prospectus supplement.

Floating rate notes: At our option, we may redeem some or all of the floating rate notes on any interest payment date on or after May 21, 2006 at a redemption price of 100% of principal amount plus accrued and unpaid interest to the redemption date.

See “Description of Notes—Optional Redemption.”

Covenants

The notes and the related indenture do not contain any financial or other similar restrictive covenants. However, we will be subject to the covenant described under the caption “Description of Debt Securities—Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants” in the accompanying prospectus.

Use of Proceeds

We estimate the net proceeds from this offering will be approximately $596 million. We intend to use the net proceeds of the offering to repay all of our outstanding 6.80% notes ($500,000,000 principal amount) maturing on July 1, 2004 and for other general corporate purposes.

Ratings	The notes have been assigned a rating of BBB+ by Standard & Poor’s, Baa1 by Moody’s and A by Fitch.

USE OF PROCEEDS

We intend to use the net proceeds of approximately $596 million from the sale of the notes to repay all of our outstanding 6.80% notes ($500,000,000 principal amount) maturing on July 1, 2004 and for other general corporate purposes. We estimate that the expenses for this offering, excluding underwriting discounts and commissions, will be approximately $250,000.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization and short-term debt as of March 31, 2004 (i) on an historical basis and (ii) on an as adjusted basis to give effect to the sale of $600 million aggregate principal amount of notes pursuant to this offering and the application of the net proceeds. See “Use of Proceeds” above. This table should be read in conjunction with the Summary Historical Condensed Consolidated Financial Information and other financial information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 31, 2004
	Historical	As Adjusted
	(dollars in millions)
Cash and cash equivalents	$653	$749

Debt:
Short-term debt	$139	$139
Current portion of long-term debt (1)	610	110
Long-term debt (1)(2)	3,822	4,422

Total debt	4,571	4,671
Preferred stock of subsidiaries	179	179
Total shareholders’ equity	4,088	4,088

Total capitalization	$8,838	$8,938

(1)	Long-term debt includes $180 million, and the current portion of long-term debt includes $66 million, of Rate Reduction Notes issued by a subsidiary of San Diego Gas & Electric Company in 1997 to finance a legislatively mandated rate reduction. The notes are repayable solely through a special charge on customer bills and are nonrecourse to San Diego Gas & Electric Company.

(2)	Long-term debt includes $600 million of notes due 2007 that comprise a component of our equity units issued in 2002.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth our ratio of earnings to combined fixed charges for each of the years in the five-year period ended December 31, 2003 and for each of the three month periods ended March 31, 2004 and 2003:

	Years Ended December 31,					Three Months Ended March 31,
	2003	2002	2001	2000	1999	2004	2003
Ratio of Earnings to Combined Fixed Charges	2.93	3.01	2.86	2.90	3.21	4.15	2.42

We determined the ratio of earnings to combined fixed charges by dividing (a) the sum of pretax income and fixed charges by (b) fixed charges. Fixed charges consist of all interest expense (before allowances for borrowed funds used during construction), preferred dividends by subsidiaries, one-third of rent expense (which approximates the interest component of such expense) and amortization of debt issuance costs.

SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following table contains our summary historical condensed consolidated financial information. The summary information as of December 31, 2003 and for the two years then ended has been derived from our audited consolidated financial statements. The summary information as of March 31, 2004 and for the three month periods ended March 31, 2004 and 2003, has been derived from our unaudited consolidated financial statements and, in our opinion, reflects all adjustments necessary for a fair presentation. These adjustments are only of a normal recurring nature.

The summary historical condensed consolidated financial information should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited consolidated financial statements and the related notes thereto from which it has been derived. More comprehensive financial information is included in the consolidated financial statements and related notes contained in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which we file with the SEC.

Condensed Consolidated Statements of Income

(millions of dollars)

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2004	2003	2003	2002
	(unaudited)
Revenues	$2,360	$1,923	$7,885	$6,047
Expenses	(2,028)	(1,708)	(6,923)	(5,061)
Other income	28	10	135	67
Preferred dividends of subsidiaries	(2)	(7)	(19)	(29)

Income before interest and income taxes	358	218	1,078	1,024
Interest	(80)	(74)	(311)	(295)
Income taxes	(57)	(24)	(48)	(146)

Income from continuing operations	221	120	719	583
Loss from discontinued operations, net of tax (1)	(24)	(3)	(24)	(8)

Income before extraordinary item and cumulative effect of changes in accounting principles, net of tax	197	117	695	575
Extraordinary item, net of tax (2)	—	—	—	16
Cumulative effect of changes in accounting principles, net of tax (3)	—	(29)	(46)	—

Net Income	$197	$88	$649	$591

(1)	Atlantic Electric & Gas, which was sold in April 2004, has been reported as a discontinued operation for the three months ended March 31, 2004 and 2003 and, in accordance with generally accepted accounting principles, certain items for the years ended December 31, 2003 and 2002 have been reclassified from their original presentation to give effect to discontinued operations treatment.

(2)	Acquisition gains, in accordance with Statement of Financial Accounting Standards 141.

(3)	Combined effects of the rescission of Emerging Issues Task Force Consensus 98-10 (affecting mark-to-market accounting) and the implementation of Financial Interpretation 46 (affecting variable-interest entities).

Condensed Consolidated Balance Sheets

(dollars in millions)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Current assets	$7,272	$7,866
Investments and other assets	3,586	3,649
Property, plant and equipment	10,550	10,474

Total assets	$21,408	$21,989

Liabilities and Shareholders’ Equity
Liabilities
Current liabilities	$7,700	$8,360
Long-term debt	3,822	3,841
Deferred credits and other liabilities	5,619	5,719

Total liabilities	17,141	17,920

Preferred stock of subsidiaries	179	179

Shareholders’ Equity
Common stock	2,087	2,028
Retained earnings	2,438	2,298
Deferred compensation relating to ESOP	(35)	(35)
Accumulated other comprehensive income (loss)	(402)	(401)

Total shareholders’ equity	4,088	3,890

Total liabilities and shareholders’ equity	$21,408	$21,989

DESCRIPTION OF THE NOTES

The fixed rate notes and the floating rate notes will constitute two separate series of our senior debt securities to be issued under an indenture between Sempra Energy, as issuer, and U.S. Bank National Association, as trustee. In this section, references to “Sempra Energy,” “we,” “our,” “us” and “the Company” mean Sempra Energy excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

The summary of selected provisions of the notes and the indenture referred to below supplements, and to the extent inconsistent supersedes and replaces, the description of the general terms and provisions of the senior debt securities and the indenture contained in the accompanying prospectus. This summary is not complete and is qualified by reference to provisions of the notes and the indenture. Forms of the notes and the indenture have been or will be filed with the SEC and you may obtain copies as described under “Where You Can Find More Information” in the accompanying prospectus.

Interest Rate and Maturity

Fixed Rate Notes

Interest on the fixed rate notes will be payable semiannually, in arrears, on May 15 and November 15 of each year, beginning on November 15, 2004, to the holders of record at the close of business 15 days immediately preceding the applicable interest payment date. The fixed rate notes will bear interest at the rate of 4.75% per year. Interest on the fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

The fixed rate notes will mature on May 15, 2009 and are subject to earlier redemption at our option as described under “—Optional Redemption—Fixed Rate Notes.”

Floating Rate Notes

Interest on the floating rate notes will be payable quarterly, in arrears, on February 21, May 21, August 21, and November 21 of each year, beginning on August 21, 2004, to the holders of record at the close of business 15 days immediately preceding the applicable interest payment date. The initial interest rate for the period from and including May 21, 2004 to but excluding the first interest payment date will be equal to the 3 Month LIBOR Rate as of May 19, 2004 plus 0.47%. Interest on the floating rate notes will be reset on each interest payment date (each of these dates is called an “interest reset date”), beginning on August 21, 2004, based on the 3 Month LIBOR Rate plus 0.47% per year. The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The floating rate notes will mature on May 21, 2008 and are subject to earlier redemption at our option as described under “—Optional Redemption—Floating Rate Notes.”

“3 Month LIBOR Rate” means the rate for deposits in U.S. dollars for the 3-month period commencing on the applicable interest reset date which appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on the second London banking day prior to the applicable interest reset date. If this rate does not appear on Telerate Page 3750, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent) at approximately 11:00 a.m., London time, on the second London banking day prior to the applicable interest reset date to prime banks in the London interbank market for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that interest reset date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested, the rate for that interest reset date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the second London banking day prior to the applicable interest reset date for loans in U.S. dollars to leading European banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. A London banking day is any business day in which dealings in U.S. dollars are transacted in the London interbank market.

“Telerate Page 3750” means the display page so designated on the Moneyline Telerate, Inc. (or such other page as may replace such page on that service or any successor service for the purpose of displaying London interbank offered rates of major banks).

The calculation agent will, upon the request of the holder of any floating rate note, provide the interest rate then in effect. The trustee will serve as the calculation agent until such time as we appoint a successor calculation agent. All calculations made by the calculation agent in the absence of manifest error shall be conclusive for all purposes and binding on us and the holders of the floating rate notes. We may appoint a successor calculation agent with the written consent of the trustee.

All percentages resulting from any calculation of the interest rate with respect to the floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (for example, 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

Interest on the floating rate notes will be computed on the basis of a 360-day year and the actual number of days in each quarterly interest period.

General

If any interest payment date, redemption date or the maturity date of the notes is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

We will pay principal of and any premium on the notes at stated maturity, upon redemption or otherwise, upon presentation of the notes at the office of the trustee, as our paying agent. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but we must at all times maintain a place of payment of the notes and a place for registration of transfer of the notes in the Borough of Manhattan, The City of New York.

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness. The notes are our obligations exclusively, and are not the obligations of any of our subsidiaries. Because we conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. At

March 31, 2004, our subsidiaries had total consolidated liabilities of $16.7 billion including $2.8 billion of amounts owed to us. See “Description of Debt Securities—Guarantee of Sempra Energy; Holding Company Structure” in the accompanying prospectus.

Optional Redemption

We will be entitled to redeem the notes at our option as described below. The notes will not be subject to a sinking fund and you will not be permitted to require us to redeem or repurchase the notes at your option.

Fixed Rate Notes

All or a portion of the fixed rate notes may be redeemed at our option at any time or from time to time. The redemption price for the fixed rate notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of principal amount; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the fixed rate notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 20 basis points, as determined by the Reference Treasury Dealer (as defined below), plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on fixed rate notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the fixed rate notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the fixed rate notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date or (B) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Reference Treasury Dealer” means (A) ABN AMRO Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Floating Rate Notes

We may, at our option, redeem the floating rate notes in whole or in part on any interest payment date on or after May 21, 2006 at a redemption price equal to 100% of the principal amount of the floating rate notes being redeemed plus accrued and unpaid interest to the date of redemption.

General

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. If we elect to redeem all or a portion of the notes, that redemption will not be conditional upon receipt by the paying agent or the trustee of monies sufficient to pay the redemption price. See “Description of Debt Securities—Redemption” in the accompanying prospectus.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Other

We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of the floating rate notes and/or the fixed rate notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued shall have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon shall begin to accrue and the first interest payment date), and shall carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes shall form a single series with the floating rate notes or the fixed rate notes, as applicable.

The notes initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company, as Depositary, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except under the limited circumstances described under the caption “Global Securities—Book-Entry, Delivery and Form” of the accompanying prospectus. If any of the notes are issued in certificated form they will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of the material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes by holders thereof, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary supersedes, in its entirety, the discussion in the base prospectus entitled “Certain United States Federal Income Tax Consequences,” to the extent it relates to debt securities. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, administrative rulings and judicial decisions, each as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

This summary assumes that the notes are held as capital assets and holders purchase the notes upon their initial issuance pursuant to this prospectus at the notes’ initial offering price and does not address the tax considerations of subsequent purchasers of the notes. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies or certain financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	“U.S. holders” (as defined below) whose “functional currency” is not the United States dollar;

•	persons that will hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

THIS SUMMARY OF THE MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

The following is a summary of the United States federal tax consequences that will apply to you if you are a U.S. holder of the notes. Certain consequences to “non-U.S. holders” of the notes are described under the caption “—Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of a note that is:

•	a citizen or resident of the United States as determined for federal income tax purposes;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payments of Interest

It is expected that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, stated interest on the notes will generally be taxable to you as ordinary income from domestic sources at the time it is paid or accrues in accordance with your method of accounting for U.S. federal income tax purposes. If, however, the notes’ “stated redemption price at maturity” (which is the sum of all payments required under the notes other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method potentially before the receipt of cash payments attributable to this income.

Sale, Exchange or Other Taxable Disposition of Notes

You will generally recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the sale, exchange or other disposition (less any amount attributable to any accrued interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the amount you paid for the note. Any gain or loss recognized on a disposition of the note will be capital gain or loss. Under current law, if you are an individual and have held the note for more than one year, such capital gain will generally be subject to tax at a maximum rate of 15% for taxable years beginning before January 1, 2009. Your ability to deduct capital losses may be limited.

Discharge of Obligations

Under certain circumstances, we may discharge our obligations under the indenture prior to maturity of the notes by depositing funds with the trustee in an amount which, together with earnings thereon, will be sufficient to pay and discharge the entire amount of principal and interest due on the notes through maturity. See “Description of Debt Securities—Satisfaction and Discharge” in the accompanying prospectus. If we choose to exercise this right, it is possible that you will recognize income or gain at different times and/or in different amounts than otherwise described in this discussion of United States federal tax considerations.

Backup Withholding and Information Reporting

Payments of interest and principal on notes held by U.S. holders and the proceeds received upon the sale or other disposition of such notes may be subject to information reporting and backup withholding tax. Payments to certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. If you are a U.S. holder, payments to you will be subject to information reporting and backup withholding tax if:

•	you fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number, in the manner required by the Code and applicable Treasury Regulations;

•	we or our agent (or other payor) are notified by the Internal Revenue Service that the TIN you furnished is incorrect;

•	there has been a “notified payee underreporting” with respect to interest or dividends paid to you, as described in the Code; or

•	you have failed to certify under penalty of perjury that you are not subject to withholding under the Code.

The amount of any reportable payments, including interest, made to you (unless you are an exempt recipient) and the amount of tax withheld, if any, with respect to such payments will be reported to you and to the Internal Revenue Service for each calendar year.

You should consult your tax advisor regarding your qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax, and you may use amounts withheld as a credit against your United States federal income tax liability or may claim a refund as long as you timely provide certain information to the Internal Revenue Service.

Consequences to Non-U.S. Holders

The following is a summary of the United States federal tax consequences that will apply to you if you are a non-U.S. holder of notes. The term “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder.

Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Such entities should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payment of Interest

The 30% United States federal withholding tax will not apply to any payment to you of principal or interest on a note provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an Internal Revenue Service Form W-8BEN (or a successor form)) or (b) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on your behalf and certifies, under penalties of perjury, that it has received Internal Revenue Service Form W-8BEN from you or from another qualifying financial institution intermediary, and, in certain circumstances, provides a copy of the Internal Revenue Service Form W-8BEN. If you hold your notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. Alternative documentation may be applicable in certain circumstances.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a United States person as defined under the Code, except as otherwise provided by an applicable tax treaty. In addition, if you are a foreign corporation, you may be required to pay a branch profits tax equal to 30% (or lower applicable treaty rate) of your effectively connected earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Sale, Exchange or Other Taxable Disposition of Notes

Any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	you are subject to Code provisions applicable to certain United States expatriates.

If your gain is effectively connected with your conduct of a United States trade or business, you generally will be required to pay United States federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty. If you are a corporation, any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). If you are described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. If you are described in the third bullet point above, you should consult your tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States Federal Estate Tax

The United States federal estate tax will not apply to the notes owned by you at the time of your death, provided that (1) you do not own actually or constructively 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury Regulations) and (2) interest on the note would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

Backup Withholding and Information Reporting

Backup withholding will likely not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a non-U.S. holder of a note if the holder certifies that it is not a U.S. holder. However, information reporting on Internal Revenue Service Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-U.S. holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

Payment of the proceeds from a disposition by a non-U.S. holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

Non-U.S. holders should consult their tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if we or our agent (or other payor) know or have reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against the holder’s United States federal income tax liability or such holder may claim a refund, provided the required information is furnished to the Internal Revenue Service on a timely basis.

UNDERWRITING

ABN AMRO Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as representatives for the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Name	Principal Amount of Fixed Rate Notes	Principal Amount of Floating Rate Notes
ABN AMRO Incorporated	$80,000,000	$80,000,000
Citigroup Global Markets Inc.	$80,000,000	$80,000,000
Deutsche Bank Securities Inc.	$80,000,000	$80,000,000
Greenwich Capital Markets, Inc.	$15,000,000	$15,000,000
Scotia Capital (USA) Inc.	$15,000,000	$15,000,000
SG Americas Securities, LLC	$15,000,000	$15,000,000
UBS Securities LLC	$15,000,000	$15,000,000

Total	$300,000,000	$300,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.35% of the principal amount of the fixed rate notes and 0.275% of the principal amount of the floating rate notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% of the principal amount of the fixed rate notes and 0.20% of the principal amount of the floating rate notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

The notes will not have an established trading market when issued. There can be no assurance of a secondary market for the notes or the continued liquidity of such market if one develops. It is not anticipated that the notes will be listed on any securities exchange.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Sempra Energy
Per fixed rate note	0.60%
Per floating rate note	0.45%

In connection with the offering, ABN AMRO Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when ABN AMRO Incorporated, Citigroup Global Markets Inc. or Deutsche Bank Securities Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Certain of the underwriters will make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between these underwriters and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation based on transactions conducted through the system. Certain of the underwriters will make the notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

We estimate that our total expenses for this offering will be $250,000, excluding underwriting discounts and commissions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Gary W. Kyle, Chief Corporate Counsel of Sempra Energy will pass upon the validity of the notes and various other legal matters relating to the issuance and sale of the notes on behalf of Sempra Energy. Latham & Watkins LLP, Los Angeles, California, will pass upon certain other legal matters relating to the issuance and sale of the notes on behalf of Sempra Energy. Sidley Austin Brown & Wood LLP, San Francisco, California will act as counsel for the underwriters. Paul Pringle is a partner of Sidley Austin Brown & Wood LLP and owns 2,412 shares of common stock and 1,000 equity units of Sempra Energy.

INDEPENDENT ACCOUNTANTS

The consolidated financial statements and the related financial statement schedule as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated by reference into Sempra Energy’s registration statement on Form S-3 filed with the SEC on March 4, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference and which include an explanatory paragraph concerning the change in accounting resulting from the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities an Interpretation of ARB No. 51.

PROSPECTUS

$2,900,000,000

SEMPRA ENERGY

Debt Securities, Common Stock, Preferred Stock, Guarantees, Warrants to

Purchase Debt Securities, Common Stock and Preferred Stock, Securities Purchase Contracts, Securities Purchase Units and Depositary Shares

SEMPRA ENERGY GLOBAL ENTERPRISES

Debt Securities Guaranteed by Sempra Energy and

Warrants to Purchase Debt Securities

SEMPRA ENERGY CAPITAL TRUST II

SEMPRA ENERGY CAPITAL TRUST III

Trust Preferred Securities Guaranteed by Sempra Energy

We may offer and sell the securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities.

Sempra Energy

Sempra Energy may offer and sell the following securities:

•	debt securities;

•	common stock;

•	preferred stock;

•	guarantees of debt securities and trust preferred securities;

•	warrants to purchase debt securities, common stock and preferred stock;

•	securities purchase contracts and securities purchase units; and/or

•	depositary shares.

Sempra Energy Global Enterprises

Sempra Energy Global Enterprises may offer and sell debt securities guaranteed by Sempra Energy and warrants to purchase debt securities.

The Sempra Energy Trusts

Sempra Energy Capital Trust II and Sempra Energy Capital Trust III may offer and sell trust preferred securities guaranteed by Sempra Energy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 18, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission. By using a shelf registration statement, we may sell up to $2,900,000,000 offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus does not contain separate financial statements for Sempra Energy Global Enterprises or Sempra Energy Capital Trust II or Sempra Energy Capital Trust III. Sempra Energy files consolidated financial information with the SEC that includes Sempra Energy Global Enterprises and each of the trusts. The trusts have no historical operations and do not have any independent function other than to issue securities and to purchase subordinated debt securities from Sempra Energy. We do not believe that additional financial information regarding Sempra Energy Global Enterprises or the trusts would be useful to you.

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents they incorporate by reference may contain statements that are not historical fact and constitute “forward-looking statements.” When we use words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “should” or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments;

•	actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources and the Federal Energy Regulatory Commission;

•	capital market conditions, inflation rates, interest rates and exchange rates;

•	energy and trading markets, including the timing and extent of changes in commodity prices;

•	weather conditions and conservation efforts;

•	war and terrorist attacks;

•	business, regulatory and legal decisions;

•	the pace of deregulation of retail natural gas and electricity delivery;

•	the timing and success of business development efforts; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2002 and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

Sempra Energy files reports, proxy statements and other information with the SEC. Information filed with the SEC by Sempra Energy can be inspected and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at l-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as Sempra Energy, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Sempra Energy’s common stock is listed on the New York Stock Exchange under the symbol “SRE,” and reports, proxy statements and other information concerning Sempra Energy can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or Sempra Energy, as indicated below. Forms of the indentures, the declarations of trust and other documents establishing the terms of the offered securities and the guarantees are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Sempra Energy.

SEC Filings (File No. 1-14201)	Period
Annual Report on Form 10-K	Year ended December 31, 2002
Current Reports on Form 8-K	Filed February 21, 2003
Registration Statement on Form 8-A	Filed June 5, 1998

We are also incorporating by reference all additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the termination of the offering of securities described in this prospectus.

Sempra Energy will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Sempra Energy

101 Ash Street

San Diego, California 92101

Attention: Corporate Secretary

Telephone: (619) 696-2034

SEMPRA ENERGY

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company. Our family of companies provides a wide spectrum of value-added electric and gas products and services to a diverse range of customers. Our operations are divided between our delivery services, which are comprised of our California utility subsidiaries, and Sempra Energy Global Enterprises, our growth businesses, as described below.

As of December 31, 2002, our California utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric company, served over 21 million consumers. Natural gas service was provided throughout Southern California and portions of Central California through approximately 6.1 million meters as of December 31, 2002. Electric service was provided throughout San Diego County and portions of Orange County, both in Southern California, through approximately 1.3 million meters as of December 31, 2002. Through other subsidiaries, Sempra Energy also provides other energy-related products and services.

The information above concerning Sempra Energy and its subsidiaries is only a summary and does not purport to be comprehensive. For additional information concerning Sempra Energy and its subsidiaries, you should refer to the information described under the caption “Where You Can Find More Information” above.

Our principal executive offices are located at 101 Ash Street, San Diego, California 92101 and our telephone number is (619) 696-2034.

SEMPRA ENERGY GLOBAL ENTERPRISES

Sempra Energy Global Enterprises is a wholly owned subsidiary of Sempra Energy. It is a holding company for many of the subsidiaries of Sempra Energy that are not subject to California utility regulation.

Sempra Energy Global Enterprises’ principal subsidiaries provide the following energy-related products and services:

•	Sempra Energy Resources acquires, develops and operates power plants for the competitive market;

•	Sempra Energy Trading is a wholesale trader of physical and financial energy products, including natural gas, power, crude oil and other commodities, and a trader an wholesaler of metals, serving a broad range of customers;

•	Sempra Energy International engages in energy-infrastructure projects outside the United States and, as of December 31, 2002, had interests in companies that provide natural gas and electricity services to over 2.6 million customers in Argentina, Chile, Mexico and Peru; and

•	Sempra Energy Solutions provides energy-related products and services on a retail basis, including energy efficiency engineering services, to various markets.

Sempra Energy Global Enterprises may, in the future, engage in other businesses.

Sempra Energy Global Enterprises’ offices are located at 101 Ash Street, San Diego, California 92101 and the telephone number is (619) 696-2034.

SEMPRA ENERGY CAPITAL TRUST II AND SEMPRA ENERGY CAPITAL TRUST III

Sempra Energy created Sempra Energy Capital Trust II and Sempra Energy Capital Trust III. Sempra Energy will file an Amended and Restated Declaration of Trust (a “Declaration”) for each trust, which will state the terms and conditions for each trust to issue and sell its trust preferred securities and trust common securities. A form of Declaration is filed as an exhibit to the registration statement of which this prospectus forms a part.

Each trust exists solely to:

•	issue and sell its trust preferred securities (representing beneficial interests in the trust) to investors;

•	issue and sell its trust common securities (representing beneficial interests in the trust) to Sempra Energy;

•	use the proceeds from the sale of its trust preferred and trust common securities to purchase a series of Sempra Energy’s subordinated debt securities;

•	distribute the cash payments it receives on the subordinated debt securities it owns to the holders of its trust preferred and trust common securities;

•	maintain its status as a grantor trust for federal income tax purposes; and

•	engage in other activities that are necessary or incidental to these purposes.

Sempra Energy will purchase all of the trust common securities of each trust. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each trust’s total capitalization. The trust preferred securities will represent the remaining portion of the trust’s total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if Sempra Energy defaults on the related subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the trust common securities will be subordinate to the trust preferred securities in priority of payment.

The trust preferred securities will be guaranteed by Sempra Energy as described later in this prospectus.

Sempra Energy has appointed five trustees to conduct each trust’s business and affairs:

•	The Bank of New York, as property trustee;

•	The Bank of New York (Delaware), as Delaware trustee; and

•	Three Sempra Energy officers, as regular trustees.

Only Sempra Energy, as owner of the trust common securities, can remove or replace the trustees. In addition, Sempra Energy can increase or decrease the number of trustees.

Sempra Energy will pay all fees and expenses related to each trust and each offering of the related trust preferred securities and will pay all ongoing costs and expenses of each trust, except the respective trust’s obligations under the related trust preferred and trust common securities.

The trusts will not have separate financial statements. The statements would not be material to holders of the trust preferred securities because no trust will have any independent operations. Each trust exists solely for the reasons described above.

USE OF PROCEEDS

Unless stated otherwise in the applicable prospectus supplement, the net proceeds from the sale of the offered securities will be:

•	used by Sempra Energy and/or its subsidiaries for general corporate purposes, including investing in unregulated business activities and reducing short-term debt incurred to provide interim financing for such purposes; and

•	used by the respective trusts to purchase subordinated debt securities of Sempra Energy, which will in turn use the proceeds from the issuance of subordinated debt securities for the purposes stated above.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of Sempra Energy earnings to combined fixed charges and preferred stock dividends for each of the five years in the five-year period ended December 31, 2002:

	Years Ended December 31,
	2002	2001	2000	1999	1998
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	3.01	2.86	2.90	3.21	2.74

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. For more information about the securities offered by us, please refer to:

•	the indenture between Sempra Energy and U.S. Bank National Association, as successor trustee to U.S. Bank Trust National Association, relating to the issuance of each series of senior debt securities by Sempra Energy (the “senior indenture”);

•	the indenture between Sempra Energy and The Bank of New York, as trustee, relating to the issuance of each series of subordinated debt securities by Sempra Energy (the “subordinated indenture”);

•	the indenture among Sempra Energy Global Enterprises, Sempra Energy, as Guarantor, and U.S. Bank National Association, as successor trustee to U.S. Bank Trust National Association, relating to the issuance of each series of senior debt securities by Sempra Energy Global Enterprises;

•	the Declaration of each trust; and

•	Sempra Energy’s guarantee of the trust preferred securities issued by each trust.

Forms of these documents are filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.

DESCRIPTION OF DEBT SECURITIES

Unless indicated differently in a prospectus supplement, the following description sets forth the general terms and provisions of the debt securities that Sempra Energy and Sempra Energy Global Enterprises may offer by this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities in the case of Sempra Energy and as senior debt securities in the case of Sempra Energy Global Enterprises.

The senior debt securities will be governed by the senior indenture and the subordinated debt securities will be governed by the subordinated indenture. Each indenture gives the issuer broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the applicable indenture will be described in the accompanying prospectus supplement relating to such series of debt securities.

Each indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in such indenture. We also include references in parentheses to certain sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference into this prospectus or into the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements.

General

Sempra Energy and Sempra Energy Global Enterprises may issue an unlimited amount of debt securities under the indentures in one or more series. Neither company is required to issue all debt securities of one series at the same time and, unless otherwise provided in a prospectus supplement, either company may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

The debt securities of Sempra Energy and Sempra Energy Global Enterprises will be unsecured obligations of the company issuing the security, and the debt securities of Sempra Energy Global Enterprises will be unconditionally guaranteed by Sempra Energy as to payment of principal, premium, if any, and interest as described under the caption “—Guarantee of Sempra Energy; Holding Company Structure” below.

Before the issuance of each series of debt securities, the terms of the particular securities will be specified in either a supplemental indenture (including any pricing supplement) and a board resolution of the issuing company or in one or more officers’ certificates of the issuing company pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of each series of debt securities:

(a)	the title of the debt securities;

(b)	any limit upon the principal amount of the debt securities;

(c)	the date or dates on which principal will be payable or how to determine the dates;

(d)	the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates”; and any record dates for the interest payable on the interest payment dates;

(e)	any obligation or option of the issuing company to redeem, purchase or repay debt securities, or any option of the registered holder to require the issuing company to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

(f)	the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

(g)	whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities; and

(h)	any other terms of the debt securities that may be different from those described below.

(See Section 301.)

Ranking

The senior debt securities will be the unsecured and unsubordinated obligations of the company issuing the security. The indebtedness represented by the senior debt securities will rank equally with all other unsecured and unsubordinated debt of the company issuing the senior debt security (either Sempra Energy or Sempra Energy Global Enterprises). The indebtedness represented by the subordinated debt securities will rank junior and subordinate in right of payment to the prior payment in full of the senior debt of Sempra Energy, to the extent and in the manner set forth under the caption “—Subordination” below and as may be set forth in a prospectus supplement. The debt securities are obligations of Sempra Energy and Sempra Energy Global Enterprises exclusively, and are not the obligations of any of their respective subsidiaries. Because each company conducts its operations primarily through its respective subsidiaries and substantially all of its respective consolidated assets are held by its respective subsidiaries, the debt securities will be effectively subordinated to all existing and future indebtedness and other liabilities of each issuing company’s respective subsidiaries.

Guarantee of Sempra Energy; Holding Company Structure

Sempra Energy will unconditionally guarantee the payment of principal of and any premium and interest on the debt securities issued by Sempra Energy Global Enterprises, when due and payable, whether at the stated

maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of the debt securities and the applicable indenture. These guarantees are referred to as the “debt securities guarantees” in this prospectus. The debt securities guarantees will remain in effect until the entire principal of and any premium and interest on the debt securities has been paid in full or otherwise discharged in accordance with the provisions of the applicable indenture.

Sempra Energy conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, Sempra Energy’s cash flow and its ability to meet its obligations under its debt securities and the debt securities guarantees are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of these earnings to Sempra Energy in the form of dividends or loans or advances and repayment of loans and advances from Sempra Energy. Except for Sempra Energy Global Enterprises, with respect to repayment of their debt securities, the subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Sempra Energy debt securities or to make any funds available for payment of amounts due on these debt securities or the debt securities guarantees.

Because Sempra Energy is a holding company, its obligations under the debt securities and the debt securities guarantees will be structurally subordinated to all existing and future liabilities of its subsidiaries. Therefore, Sempra Energy’s rights and the rights of its creditors, including the rights of the holders of the debt securities issued by Sempra Energy and any debt securities guarantees, to participate in the assets of any subsidiary upon the liquidation or reorganization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors. To the extent that Sempra Energy may itself be a creditor with recognized claims against any of its subsidiaries, Sempra Energy’s claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary that are senior to the claims held by Sempra Energy. Sempra Energy expects to incur, and expects that each of its subsidiaries will incur, substantial additional amounts of indebtedness.

Sempra Energy Global Enterprises also conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, the discussion above is equally applicable to Sempra Energy Global Enterprises and the debt securities it issues.

Payment of Debt Securities—Interest

Unless indicated differently in a prospectus supplement, the issuing company will pay interest on the debt securities on each interest payment date by check mailed to the person in whose name the debt securities are registered as of the close of business on the regular record date relating to the interest payment date.

However, if the issuing company defaults in paying interest on a debt security, the issuing company will pay defaulted interest in either of the two following ways:

(a)	The issuing company will first propose to the trustee a payment date for the defaulted interest. Next, the trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between ten and 15 days before the proposed payment date. Finally, the issuing company will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

(b)	Alternatively, the issuing company can propose to the trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

Payment of Debt Securities—Principal

The company issuing the debt securities will pay principal of and any premium and interest on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the paying agent, which initially will be the trustee or such other paying agent designated in accordance with the applicable indenture. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

If any interest payment date, redemption date or the maturity date of the debt securities is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

The issuing company will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the paying agent. In the discretion of the company issuing the debt securities, the issuing company may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but must at all times maintain a place of payment of the debt securities and a place for registration of transfer of the debt securities in the Borough of Manhattan, the City of New York. (See Section 1002.)

Form; Transfers; Exchanges

The debt securities will be issued:

(a)	only in fully registered form;

(b)	without interest coupons; and

(c)	on denominations that are even multiples of $1,000.

You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.” (See Section 305.)

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. The company issuing the debt securities may appoint another agent or act as its own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. (See Section 305.)

In the discretion of the company issuing the debt securities, the issuing company may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002.)

There will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

We may block the transfer or exchange of (a) debt securities during a period of 15 days before giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Optional Redemption

Unless indicated differently in a prospectus supplement, all or a portion of the debt securities may be redeemed at the option of the issuing company at any time or from time to time. The redemption price for the debt securities to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the debt securities being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the debt securities being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus a number of basis points as set forth in any accompanying prospectus supplement, as determined by the Reference Treasury Dealer (as defined below).

plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on the debt securities that are due and payable on interest payment dates falling on or before a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the debt securities and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The company issuing the debt securities will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the debt securities to be redeemed. Once notice of redemption is mailed, the debt securities called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. If the issuing company elects to redeem all or a portion of the debt securities, that redemption will not be conditional upon receipt by the paying agent or the trustee of monies sufficient to pay the redemption price. (See Section 1104.)

Debt securities will cease to bear interest on the redemption date. The issuer of the debt securities will pay the redemption price and any accrued interest once you surrender the debt security for redemption. (See Section 1105.) If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (Section 1106.)

Unless the company issuing the debt securities defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or portions thereof called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the debt securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee receives fewer than three Such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if the trustee receives only one Reference Treasury Dealer Quotation, such Quotation.

“Reference Treasury Dealer” means (A) the underwriters referenced in any applicable prospectus supplement; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the company issuing the debt securities will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the company issuing the debt securities.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the company issuing the debt securities, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the company issuing the debt securities by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Events of Default

An “event of default” occurs with respect to the debt securities of any series if:

(a)	the issuing company does not pay any interest on any debt securities of the applicable series within 30 days of the due date;

(b)	the issuing company does not pay any principal of or premium on any debt securities of the applicable series on the due date;

(c)	the issuing company or, if applicable, the guarantor of the debt securities remains in breach of a covenant or warranty (excluding covenants and warranties solely applicable to another series of debt securities issued under the applicable indenture) in the applicable indenture or the debt securities of the applicable series for 60 days after it receives a written notice of default stating it is in breach and requiring remedy of the breach; the notice must be sent by either the trustee or registered holders of at least 25% of the principal amount of the outstanding debt securities of the affected series;

(d)	default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by the issuing company or, if applicable, the guarantor of the debt securities, excluding any of the issuing company’s subsidiaries (including a default with respect to any other series of debt securities issued under the applicable indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the issuing company (or the payment of which is guaranteed by the issuing company or, if applicable, the guarantor of the debt securities), excluding any of the issuing company’s subsidiaries, whether such indebtedness or guarantee exists on the date of the applicable indenture or is issued or entered into following the date of the applicable indenture, if:

(1)	either:

•	such default results from the failure to pay any such indebtedness when due; or

•	as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity; and

(2)	the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates at least $25 million;

(e)	the issuing company or, if applicable, the guarantor of the debt securities files for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur; or

(f)	any other event of default specified in the applicable prospectus supplement for such series occurs.

(See Section 501.)

No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture.

Remedies

Acceleration

If an event of default occurs and is continuing with respect to any series of debt securities, then either the trustee or the registered holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series, together with accrued and unpaid interest thereon, to be due and payable immediately. (See Section 502.)

Rescission of Acceleration

After the declaration of acceleration has been made with respect to any series of debt securities and before the trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if:

(a)	the company issuing the debt securities of that series pays or deposits with the trustee a sum sufficient to pay:

(1)	all overdue interest on the debt securities of that series, other than interest which has become due by declaration of acceleration;

(2)	the principal of and any premium on the debt securities of that series which have become due, otherwise than by the declaration of acceleration, and overdue interest on these amounts;

(3)	interest on overdue interest, other than interest which has become due by declaration of acceleration, on the debt securities of that series to the extent lawful; and

(4)	all amounts due to the trustee under the applicable indenture; and

(b)	all events of default with respect to the debt securities of that series, other than the nonpayment of the principal and interest which has become due solely by the declaration of acceleration, have been cured or waived as provided in the applicable indenture.

(See Section 502.)

For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Control by Registered Holders; Limitations

If an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series, voting as a single class, without regard to the holders of outstanding debt securities of any other series that may also be in default, will have the right to direct the time, method and place of:

(a)	conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series; and

(b)	exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

These rights of registered holders to give directions are subject to the following limitations:

(a)	the registered holders’ directions do not conflict with any law or the applicable indenture; and

(b)	the direction is not unduly prejudicial to the rights of holders of the debt securities of that series who do not join in that action.

The trustee may also take any other action it deems proper which is consistent with the registered holders’ direction. (See Sections 512 and 603.)

In addition, each indenture provides that no registered holder of debt securities of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the applicable indenture or for the appointment of a receiver or for any other remedy thereunder unless:

(a)	that registered holder has previously given the trustee written notice of a continuing event of default;

(b)	the registered holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with the request; and

(c)	for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of that series.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders of debt securities. (See Section 507.)

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 508.)

Notice of Default

The trustee is required to give the registered holders of debt securities of the affected series notice of any default under the applicable indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (c) under “—Events of Default,” no notice shall be given to such registered holders until at least 30 days after the occurrence of the default. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of the notice to be in the interests of the registered holders. (See Section 602.)

The company issuing the debt securities will furnish the trustee with an annual statement as to its compliance with the conditions and covenants in the applicable indenture.

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding debt securities of any series, voting as a single class, without regard to the holders of outstanding debt securities of any other series, may waive, on behalf of all registered holders of the debt securities of that series, any past default under the applicable indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the applicable indenture that cannot be amended without the consent of the registered holder of each outstanding debt security of that series. (See Section 513.)

Unless indicated differently in a prospectus supplement, compliance with certain covenants in the applicable indenture or otherwise provided with respect to debt securities of any series may be waived before the time specified for compliance by the registered holders of a majority in aggregate principal amount of the debt securities of such series. (See Section 1006.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

Sempra Energy and Sempra Energy Global Enterprises have each agreed not to consolidate or merge with or into any other entity, or to sell, transfer, lease or otherwise convey its properties and assets as an entirety or substantially as an entirety to any entity, unless:

(a)	it is the continuing entity (in the case of a merger) or the successor entity formed by such consolidation or into which it is merged or which acquires by sale, transfer, lease or other conveyance its properties and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, (i) the due and punctual payment of the principal, premium and interest on all the debt securities and the performance of all of the covenants under the indenture and (ii) in the case of Sempra Energy, the due and punctual payment of all amounts under the debt securities guarantees; and

(b)	immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, has or will have occurred and be continuing.

Neither the applicable indenture nor the debt securities guarantee contains any financial or other similar restrictive covenants.

(See Section 801.)

Modification of Indenture

Without Registered Holder Consent.    Without the consent of any registered holders of debt securities, the company issuing the debt securities and the trustee may enter into one or more supplemental indentures for any of the following purposes:

(a)	to evidence the succession of another entity to the company issuing the debt securities; or

(b)	to add one or more covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the company issuing the debt securities; or

(c)	to add any additional events of default for all or any series of debt securities; or

(d)	to change or eliminate any provision of the applicable indenture so long as the change or elimination does not apply to any debt securities entitled to the benefit of such provision or to add any new provision to the applicable indenture (in addition to the provisions which may otherwise be added to the applicable indenture pursuant to the other clauses of this paragraph) so long as the addition does not apply to any outstanding debt securities; or

(e)	to provide security for the debt securities of any series; or

(f)	to establish the form or terms of debt securities of any series, as permitted by the applicable indenture; or

(g)	to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

(h)	to cure any ambiguity, defect or inconsistency or to make any other changes with respect to any series of debt securities that does not adversely affect the interests of the holders of debt securities of that series in any material respect.

(See Section 901.)

With Registered Holder Consent.    Subject to the following sentence, the company issuing the debt securities and the trustee may, with some exceptions, amend or modify the applicable indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of each series affected by the amendment or modification. However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby:

(a)	change the stated maturity of the principal or interest on any debt security or reduce the principal amount, interest or premium payable or change any place of payment where or the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

(b)	reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver;

(c)	modify or affect in any manner the terms and conditions of the obligations of Sempra Energy in respect of the due and punctual payment of the principal of, or premium, if any, or interest on any debt securities guarantees; or

(d)	modify certain provisions in the applicable indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the applicable indenture expressly included solely for the benefit of holders of debt securities of one or more particular series will be deemed not to affect the interests under the applicable indenture of the holders of debt securities of any other series.

(See Section 902.)

Defeasance

The indentures provide, unless the terms of the particular series of debt securities provide otherwise, that the company issuing the debt securities or, if applicable, the guarantor of the debt securities, may, upon satisfying several conditions, cause it to be discharged from its respective obligations, with some exceptions, with respect to any series of debt securities, which we refer to as “defeasance.”

One condition the issuing company or, if applicable, the guarantor of the debt securities must satisfy is the irrevocable deposit with the trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption.

In addition, the company issuing the debt securities or, if applicable, the guarantor of the debt securities will be required to deliver an opinion of counsel to the effect that a holder of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, at the same times and in the same manner as if that defeasance had not occurred. The opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in law after the date of the applicable indenture.

(See Article XIII.)

Satisfaction and Discharge

The applicable indenture will cease to be of further effect with respect to any series of debt securities, and we will be deemed to have satisfied and discharged all of our obligations under the applicable indenture, except as noted below, when:

•	all outstanding debt securities of such series have become due or will become due within one year at their stated maturity or on a redemption date; and

•	the issuing company deposits with the trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding debt securities of such series.

The company issuing the debt securities and, as applicable, guaranteeing the debt securities, of such series will remain obligated to pay all other amounts due under the applicable indenture and guarantee and to perform certain ministerial tasks as described in the applicable indenture.

(See Section 401.)

Resignation and Removal of the Trustee; Deemed Resignation

The trustee with respect to any series of debt securities may resign at any time by giving written notice to us. The trustee may also be removed with respect to the debt securities of any series by act of the registered holders of a majority in principal amount of the then outstanding debt securities of such series. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the applicable indenture. Under certain circumstances, the company issuing a series of debt securities may appoint a successor trustee with respect to such series of debt securities, and if the successor trustee accepts, the trustee will be deemed to have resigned. (See Section 610.)

Subordination

Unless indicated differently in a prospectus supplement, Sempra Energy’s subordinated debt securities will be subordinated in right of payment to the prior payment in full of all its senior debt. This means that upon:

(a)	any distribution of the assets of Sempra Energy upon its dissolution, winding-up, liquidation or reorganization in bankruptcy, insolvency, receivership or other proceedings; or

(b)	acceleration of the maturity of the subordinated debt securities; or

(c)	a failure to pay any senior debt or interest thereon when due and continuance of that default beyond any applicable grace period; or

(d)	acceleration of the maturity of any senior debt as a result of a default,

the holders of all of Sempra Energy’s senior debt will be entitled to receive:

•	in the case of clauses (a) and (b) above, payment of all amounts due or to become due on all senior debt; and

•	in the case of clauses (c) and (d) above, payment of all amounts due on all senior debt,

before the holders of any of the subordinated debt securities are entitled to receive any payment. So long as any of the events in clauses (a), (b), (c) or (d) above has occurred and is continuing, any amounts payable on the subordinated debt securities will instead be paid directly to the holders of all senior debt to the extent necessary to pay the senior debt in full and, if any payment is received by the subordinated indenture trustee under the subordinated indenture or the holders of any of the subordinated debt securities before all senior debt is paid in full, the payment or distribution must be paid over to the holders of the unpaid senior debt. Subject to paying the senior debt in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior debt to the extent that payments are made to the holders of senior debt out of the distributive share of the subordinated debt securities. (See Section 1401.)

“senior debt” means with respect to the subordinated debt securities, the principal of, and premium, if any, and interest on and any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding on the date the subordinated debt securities are issued or thereafter incurred, created or assumed:

(a)	all of the indebtedness of Sempra Energy evidenced by notes, debentures, bonds or other securities sold by it for money or other obligations for money borrowed;

(b)	all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by Sempra Energy or in effect guaranteed by Sempra Energy through an agreement to purchase, contingent or otherwise, as applicable; and

(c)

all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b), unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same by its terms provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with such securities. (See Section 101.)

Due to the subordination, if assets of Sempra Energy are distributed upon insolvency, certain of its general creditors may recover more, ratably, than holders of subordinated debt securities. The subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the defeasance provisions of the applicable subordinated indenture. (See Section 1410.)

The subordinated debt securities, the subordinated indenture and the trust preferred securities guarantee do not limit Sempra Energy or any of its subsidiaries’ ability to incur additional indebtedness, including indebtedness that will rank senior to subordinated debt securities and trust preferred securities guarantees. Sempra Energy expects that it will incur, and that each of its subsidiaries will incur, substantial additional amounts of indebtedness in the future. (See Section 301.)

Conversion Rights

The terms and conditions of any series of debt securities being offered that are convertible into common stock of Sempra Energy will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or the company issuing the debt securities, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities are redeemed.

Miscellaneous Provisions

Each indenture provides that certain debt securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” above, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See Section 101.)

The company issuing the debt securities will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the applicable indenture, in the manner and subject to the limitations provided in the applicable indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by registered holders of any series of outstanding debt securities. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104.)

Governing Law

Each indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York. (See Section 112.)

DESCRIPTION OF SEMPRA ENERGY’S

COMMON STOCK AND PREFERRED STOCK

Unless indicated differently in a prospectus supplement, this section describes the terms of Sempra Energy’s common stock and preferred stock. The following description of Sempra Energy’s common stock and preferred stock is only a summary and is qualified in its entirety by reference to the articles of incorporation and bylaws of Sempra Energy. Therefore, you should read carefully the more detailed provisions of Sempra Energy’s Amended and Restated Articles of Incorporation, Sempra Energy’s Amended and Restated Bylaws, and Sempra Energy’s Rights Agreement, dated May 26, 1998, between Sempra Energy and First Chicago Trust Company of New York, as rights agent, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

The authorized capital stock of Sempra Energy consists of (1) 750,000,000 shares of Sempra Energy common stock, without par value, and (2) 50,000,000 shares of preferred stock, without par value. As of December 31, 2002, there were 204,911,572 issued and outstanding shares of Sempra Energy common stock and no shares of Sempra Energy preferred stock. No other classes of capital stock are authorized under the Sempra Energy articles of incorporation. The issued and outstanding shares of Sempra Energy common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

Sempra Energy Common Stock

The holders of Sempra Energy common stock are entitled to receive such dividends as the Sempra Energy board of directors may from time to time declare, subject to any rights of holders of outstanding shares of Sempra Energy preferred stock. Except as otherwise provided by law, each holder of Sempra Energy common stock is entitled to one vote per share on each matter submitted to a vote of a meeting of shareholders, subject to any class or series voting rights of holders of Sempra Energy preferred stock. Under the Sempra Energy articles of incorporation, the Sempra Energy board of directors is classified into three classes, each consisting of a number as nearly equal as possible to one-third of the total number of directors constituting the entire Sempra Energy board of directors. The holders of shares of Sempra Energy common stock are not entitled to cumulate votes for the election of directors.

In the event of any liquidation, dissolution or winding up of Sempra Energy, whether voluntary or involuntary, the holders of shares of Sempra Energy common stock, subject to any rights of the holders of outstanding shares of Sempra Energy preferred stock, are entitled to receive any remaining assets of Sempra Energy after the discharge of its liabilities.

Holders of Sempra Energy common stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Sempra Energy common stock does not contain any redemption provisions or conversion rights and is not liable to assessment or further call.

Each outstanding share of Sempra Energy common stock is accompanied by a right to purchase one one-hundredth of a share of Class A Junior Participating Preferred Stock, without par value, of Sempra Energy at a price of $80 per right, subject to certain anti-dilution adjustments. The Sempra Energy board of directors has reserved 7,500,000 shares of such Class A preferred stock for issuance upon exercise of the rights, as more fully discussed below under the caption “—Description of Preferred Share Purchase Rights.”

The registrar and transfer agent for the Sempra Energy common stock is First Chicago Trust Company of New York.

Sempra Energy Preferred Stock

The Sempra Energy board of directors is authorized, pursuant to the Sempra Energy articles of incorporation, to issue up to 50,000,000 shares of Sempra Energy preferred stock in one or more series and to fix and determine the number of shares of Sempra Energy preferred stock of any series, to determine the designation of any such series, to increase or decrease the number of shares of any such series after the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series. Currently, there are no shares of Sempra Energy preferred stock outstanding. However, the Sempra Energy board of directors has reserved 7,500,000 shares of Class A preferred stock for issuance in connection with rights issued under the Sempra Energy rights agreement.

Before the issuance of shares of each series of Sempra Energy preferred stock, the board of directors is required to adopt resolutions and file a certificate of determination with the Secretary of State of the State of California. The certificate of determination will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

(a)	the title and stated value of the Sempra Energy preferred stock;

(b)	voting rights, if any, of the Sempra Energy preferred stock;

(c)	any rights and terms of redemption (including sinking fund provisions);

(d)	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the Sempra Energy preferred stock;

(e)	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the Sempra Energy preferred stock will accumulate;

(f)	the relative ranking and preferences of the Sempra Energy preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of Sempra Energy’s affairs;

(g)	the terms and conditions, if applicable, upon which the Sempra Energy preferred stock will be convertible into Sempra Energy common stock, including the conversion price (or manner of calculation) and conversion period;

(h)	the provision for redemption, if applicable, of the Sempra Energy preferred stock;

(i)	the provisions for a sinking fund, if any, for the Sempra Energy preferred stock;

(j)	liquidation preferences;

(k)	any limitations on issuance of any class or series of Sempra Energy preferred stock ranking senior to or on a parity with the class or series of Sempra Energy preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of Sempra Energy’s affairs; and

(1)	any other specific terms, preferences, rights, limitations or restrictions of the Sempra Energy preferred stock.

All shares of Sempra Energy preferred stock will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

In addition to the terms listed above, we will set forth in a prospectus supplement the following terms relating to the class or series of Sempra Energy preferred stock being offered:

(a)	the number of shares of the Sempra Energy preferred stock offered, the liquidation preference per share and the offering price of the Sempra Energy preferred stock;

(b)	the procedures for any auction and remarketing, if any, for the Sempra Energy preferred stock;

(c)	any listing of the Sempra Energy preferred stock on any securities exchange; and

(d)	a discussion of any material and/or special United States federal income tax considerations applicable to the Sempra Energy preferred stock.

Rank

The Sempra Energy preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

(a)	senior to all classes or series of Sempra Energy common stock and to all of our equity securities ranking junior to the Sempra Energy preferred stock;

(b)	on a parity with all of Sempra Energy’s equity securities, the terms of which specifically provide that the equity securities rank on a parity with the Sempra Energy preferred stock; and

(c)	junior to all of Sempra Energy’s equity securities, the terms of which specifically provide that the equity securities rank senior to the Sempra Energy preferred stock.

Description of Preferred Share Purchase Rights

On May 26, 1998, the Sempra Energy board of directors adopted a preferred share purchase rights plan providing that one preferred share purchase right will attach to each share of Sempra Energy common stock (each, a “purchase right”). The description and terms of the rights are set forth in a rights agreement, dated as of May 26, 1998, by and between Sempra Energy and First Chicago Trust Company of New York, as rights agent. The purchase rights have an anti-takeover effect that is intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a fair price to all Sempra Energy shareholders. The purchase rights may cause substantial dilution to any party that may attempt to acquire Sempra Energy on terms not approved by the Sempra Energy board of directors, However, the purchase rights are structured in a way so as not to interfere with any negotiated merger or other business combination, The purchase rights will expire on May 31, 2008. Until a purchase right is exercised, the holder of the purchase right will have no rights as a shareholder of Sempra Energy beyond those rights afforded to existing shareholders, including the right to vote or to receive dividends.

The purchase rights are designed to assure that all of Sempra Energy’s shareholders receive fair and equal treatment in the event of any proposed takeover of Sempra Energy and to guard against partial tender offers, open market accumulations and other abusive tactics that may be deployed to gain control of Sempra Energy without a control premium paid to all shareholders. Any time before the first date that a person or group has become an “acquiring person” as defined in the rights agreement, the purchase rights should not interfere with any merger or other business combination that is approved by the Sempra Energy board of directors.

Anti-Takeover Provisions

The Sempra Energy articles of incorporation and bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of Sempra Energy stock or delaying or preventing a change in control of Sempra Energy. The material provisions that may have such an effect are:

(a)	classification of the Sempra Energy board of directors into three classes with the term of only one class expiring each year;

(b)	a provision permitting the Sempra Energy board of directors to make, amend or repeal the Sempra Energy bylaws;

(c)	authorization for the Sempra Energy board of directors to issue Sempra Energy preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters);

(d)	a provision that shareholders may take action only at annual or special meetings or by unanimous written consent in lieu of a meeting;

(e)	advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by the Sempra Energy board of directors; and

(f)	provisions permitting amendment of certain of these provisions only by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Sempra Energy common stock entitled to vote.

Some acquisitions of Sempra Energy’s outstanding voting shares would also require approval of the SEC under the Public Utility Holding Company Act of 1935 and of various state and foreign regulatory authorities.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that Sempra Energy may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant, The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus. In this section, references to “we,” “our” and “us” mean Sempra Energy excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

We, and/or Sempra Energy Global Enterprises, may issue warrants to purchase debt securities, preferred stock or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of the warrants.

Debt Warrants

We, and/or Sempra Energy Global Enterprises, may issue warrants for the purchase of our debt securities, or in the case of warrants issued by Sempra Energy Global Enterprises, their debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, or, if applicable, Sempra Energy Global Enterprises, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus. A copy of the debt warrant agreement, including a form of the debt warrant certificate representing the debt warrants, will be filed with the SEC in connection with the offering of the debt warrants.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

(a)	the title of the debt warrants;

(b)	the initial offering price;

(c)	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

(d)	the currency or currency units in which the offering price, if any, and the exercise price are payable;

(e)	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

(f)	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

(g)	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

(h)	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

(i)	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

(j)	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

(k)	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

(1)	anti-dilution provisions of the debt warrants, if any;

(m)	redemption or call provisions, if any, applicable to the debt warrants; and

(n)	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the applicable indenture.

Equity Warrants

We may issue warrants for the purchase of our equity securities, such as our preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus. A copy of the equity warrant agreement, including a form of the equity warrant certificate representing the equity warranty, will be filed with the SEC in connection with the offering of the equity warrants.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

(a)	the title of the equity warrants;

(b)	the initial offering price;

(c)	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

(d)	the currency or currency units in which the offering price, if any, and the exercise price are payable;

(e)	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

(f)	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

(g)	if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

(h)	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

(i)	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

(j)	anti-dilution provisions of the equity warrants, if any;

(k)	redemption or call provisions, if any, applicable to the equity warrants; and

(1)	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS AND SECURITIES PURCHASE UNITS

This section describes the general terms of the securities purchase contracts and securities purchase units that Sempra Energy may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract and securities purchase unit. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts and securities purchase units as described in this prospectus. In this section, references to “we,” “our” and “us” mean Sempra Energy excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

Stock Purchase Contract and Stock Purchase Units

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events.

The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, (a) our senior debt securities or subordinated debt securities, (b) our debt obligations of third parties, including U.S. Treasury securities, or (c) preferred securities of a trust. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

Debt Purchase Contracts and Debt Purchase Units

We may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.

The debt purchase contracts may be issued separately or as part of units consisting of a debt purchase contract and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, (a) our senior debt securities or subordinated debt securities, (b) our debt obligations of third parties, including U.S. Treasury securities, or (c) preferred securities of a trust. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The debt purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances, we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

The applicable prospectus supplement will describe the general terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the purchase contracts, (b) the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and (c) if applicable, the prepaid purchase contracts and the document pursuant to which such prepaid purchase contracts will be issued. Material United States federal income tax considerations applicable to the purchase contracts and the purchase units will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms of the depositary shares Sempra Energy may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus. In this section, reference to “we,” “our” and “us” mean Sempra Energy excluding, unless otherwise expressly stated or the context requires, its subsidiaries.

General

We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date; provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Exchange and Redemption

If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion, The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide.

After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion of the depositary shares.

Voting the Preferred Stock

When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendment and Termination of the Deposit Agreement

We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continues to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days before termination. The depositary may terminate the deposit agreement if 90 day have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares;

•	all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Reports and Obligations

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel or accountants, on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF TRUST PREFERRED SECURITIES

This section describes the general terms of the trust preferred securities that Sempra Energy may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each trust preferred security. The accompanying prospectus supplement may add, update or change the terms and conditions of the trust preferred securities as described in this prospectus. In this section, references to “we,” “our” and “us” mean Sempra Energy excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

Each Declaration authorizes the regular trustees to issue on behalf of each trust one series of trust preferred securities which will have the terms described below and in a prospectus supplement. Each trust will use the net proceeds from the sale of trust preferred securities and trust common securities to purchase a series of subordinated debt securities from us. The property trustee will hold legal title to such subordinated debt securities in trust for the benefit of the holders of the applicable trust preferred securities. We will guarantee the payment of distributions and other amounts payable on the trust preferred securities, but only to the extent that the trust has funds legally and immediately available to make those payments. The trust preferred securities and trust common securities of a trust are referred to herein as the “trust securities.”

Each trust preferred securities guarantee, when taken together with our obligation under the related series of subordinated debt securities, the subordinated indenture and the related Declaration, will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by a trust.

Each Declaration will be qualified as an indenture under the Trust Indenture Act. Each property trustee will act as indenture trustee for the trust preferred securities to comply with the provisions of the Trust Indenture Act.

The trust preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. Whenever we refer to a “holder” of trust preferred securities in this prospectus, we mean the registered holder, which, for any trust preferred securities in book-entry form, will be DTC or its nominee, We discuss various matters relevant to global securities under “Global Securities—Book-Entry, Delivery and Form” below.

Each series of trust preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and the other preferred, deferred or other special rights or other restrictions as described in the relevant Declaration or made part of the Declaration by the Trust Indenture Act or the Delaware Statutory Trust Act. The terms of the trust preferred securities will mirror the terms of the subordinated debt securities held by the trust.

The prospectus supplement relating to the trust preferred securities of a trust will describe the specific terms of the trust preferred securities, including:

(a)	the name of the trust preferred securities;

(b)	the dollar amount and number of trust preferred securities issued;

(c)	any provision relating to deferral of distribution payments, if different from those described in this prospectus;

(d)	the annual distribution rate(s) (or method of determining the rate(s)), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

(e)	the date from which distributions shall be cumulative;

(f)	the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the trust preferred securities shall be purchased or redeemed, in whole or in part;

(g)	the terms and conditions, if any, upon which the applicable series of subordinated debt securities may be distributed to holders of the trust preferred securities, if different from those described in this prospectus;

(h)	the voting rights, if any, of holders of the trust preferred securities, if different from those described in this prospectus;

(i)	any securities exchange on which the trust preferred securities will be listed;

(j)	whether the trust preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depository for the global certificates and the specific terms of the depositary arrangements, if different from those described in this prospectus; and

(k)	any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities, if different from those described in this prospectus.

Each prospectus supplement will describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the series of trust preferred securities covered by the prospectus supplement.

Distributions

Distributions will accumulate on each series of trust preferred securities from the date they are first issued. Unless deferred as described below, distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a “distribution date”). Distributions not paid when due will accumulate additional distributions, compounded quarterly, at the annual rate stated in the related prospectus supplement, to the extent permitted by law. Whenever we use the term “distributions” in this prospectus, we are including any of these distributions. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

The assets of a trust available for distribution to holders of trust preferred securities will be limited to the interest payments the trust receives from us with respect to the subordinated debt securities. Consequently, if we defer or for any other reason fail to make interest payments on the subordinated debt securities, the trust will not have funds to pay distributions on the trust preferred securities.

As long as no Subordinated Indenture Event of Default (as defined in the subordinated indenture for the subordinated debt securities held by a trust) has occurred and has not been cured, we will have the right to defer interest payments on the related subordinated debt securities at any time. We may defer interest payments on the related subordinated debt securities in each case for a period not exceeding 20 consecutive quarters (each, a “deferral period”). No deferral period may extend beyond the stated maturity of the related subordinated debt securities. Before a deferral period ends, we may extend it further if that deferral period does not exceed 20 consecutive quarters or extend beyond the stated maturity of the related subordinated debt securities. When a deferral period ends and we have paid all accrued and unpaid interest on the related subordinated debt securities, we may begin a new deferral period, subject to the terms described above. There is no limit on the number of deferral periods that we may begin.

If we defer interest payments on the related subordinated debt securities, the trust also will defer the payment of distributions on the trust preferred securities. During a deferral period, the holder of trust preferred securities will still accumulate distributions at the annual rate specified in the related prospectus supplement, plus the holder of trust preferred securities will accumulate additional distributions on the deferred distributions at the same rate, to the extent permitted by law. During a deferral period, the holder of trust preferred securities will be required to accrue interest income for United States federal income tax purposes.

If we elect to begin a deferral period, we will be subject to specified restrictions relating to paying dividends on or repurchasing our common stock and making payments on certain of our debt securities. See “Description of the Subordinated Debt Securities of Sempra Energy Purchased with Proceeds of Trust Securities—Payments—Deferral Period Restrictions” below.

Redemption

Trust preferred securities will remain outstanding until the applicable trust redeems them or distributes the subordinated debt securities in exchange for the trust preferred securities. Any redemption of trust preferred securities must occur as described below under “—Redemption of Trust Preferred Securities.” Any exchange distribution must occur as described below under the caption “—Exchange of Trust Preferred Securities for Subordinated Debt Securities.”

Redemption of Trust Preferred Securities

If we repay or redeem the related subordinated debt securities, whether at their stated maturity, upon acceleration after a Subordinated Indenture Event of Default or upon early redemption, the applicable property trustee will redeem a like amount of trust preferred securities of the applicable trust on the Redemption Date at the Redemption Price. In this context, “like amount” means trust preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated debt securities being repaid or redeemed. “Redemption Date” means the date that the principal of the subordinated debt securities being redeemed becomes due for payment under the subordinated indenture. “Redemption Price” means the aggregate liquidation amount of the trust preferred securities to be redeemed, plus any accumulated and unpaid distributions on those securities to the Redemption Date.

Repayment and Redemption of Subordinated Debt Securities

We may redeem any series of subordinated debt securities, at our option, before their stated maturity as follows:

•	at any time on or after the date stated in an applicable prospectus supplement, in whole or in part, provided that no partial redemption may occur during a deferral period; and

•	at any time in whole, but not in part, within 90 days after a Tax Event or an Investment Company Act Event has occurred.

See “Description of the Subordinated Debt Securities of Sempra Energy Purchased with Proceeds of Trust Securities—Optional Redemption” below for the definitions of “Tax Event” and “Investment Company Act Event.”

If a Tax Event is continuing and we do not elect to dissolve a trust or redeem the related subordinated debt securities, we may be required to pay additional sums on such subordinated debt securities. The provisions regarding repayment and redemption of subordinated debt securities, as well as information about the effect that possible tax law changes may have on the subordinated debt securities and trust preferred securities, are discussed in “Description of the Subordinated Debt Securities of Sempra Energy Purchased with Proceeds of Trust Securities—Stated Maturity” and “—Optional Redemption—Payment of Additional Sums” below.

Redemption Procedures

A property trustee will give at least 30 days, but not more than 60 days, notice before the Redemption Date, unless the redemption results from acceleration after a Subordinated Indenture Event of Default and the property trustee is not able to give notice during this period. In that case, a property trustee will give the notice as soon as practicable. A property trustee will give the notice of redemption in the manner described below under the caption “—Notices.”

The property trustee will irrevocably deposit with DTC (in the case of any book-entry trust preferred securities) or the Paying Agent (as defined below) (in the case of any non-book-entry trust preferred securities) funds sufficient to pay the Redemption Price for all trust preferred securities being redeemed on that date, to the extent that such funds are deposited with the property trustee.

DTC will pay the Redemption Price for trust preferred securities held in book-entry form and called for redemption in accordance with the procedures of DTC, to the extent the property trustee has deposited sufficient funds with DTC. The Paying Agent will pay the Redemption Price for trust preferred securities held in definitive form and called for redemption, to the extent the property trustee has deposited sufficient funds with the Paying Agent, against surrender of the certificates representing those trust preferred securities. The trust preferred securities will be issued in definitive form only in the special circumstances described under the caption “Book-Entry Issuance—Global Securities” below. Any distributions that are due on a distribution date that is on or before the Redemption Date will be payable to the holders of those trust preferred securities on the record date for the related distribution date.

Once the property trustee gives notice of redemption and deposits funds as discussed above, all rights of the holders of the trust preferred securities called for redemption will cease at the time of the deposit, except the right of those holders to receive the Redemption Price, but without interest on that amount. In addition, those trust preferred securities will no longer be outstanding.

On the Redemption Date, distributions will stop accumulating on the subordinated debt securities called for redemption. However, if payment of the Redemption Price for any trust preferred securities is not made, distributions on those trust preferred securities will continue to accumulate to the date the Redemption Price is paid.

If a trust redeems less than all of its trust preferred securities, then the liquidation amount of trust preferred securities to be redeemed will be allocated pro rata between its outstanding trust preferred securities and its outstanding trust common securities, based upon their respective aggregate liquidation amounts. The applicable property trustee will select the trust preferred securities to be redeemed from among the outstanding trust preferred securities of such trust not previously called for redemption. A property trustee may use any method of selection that it deems to be fair and appropriate.

Other Purchases of Trust Preferred Securities

We or our subsidiaries may purchase outstanding trust preferred securities by tender, in the open market or by private agreement, subject to applicable laws, including United States federal securities laws.

Exchange of Trust Preferred Securities for Subordinated Debt Securities

We will have the right at any time, in our sole discretion, to dissolve a trust. After a trust has satisfied all liabilities to its creditors, as provided by law, the applicable property trustee will distribute a like amount of subordinated debt securities to the holders of the related trust securities in exchange for all such trust securities outstanding, in liquidation of the trust. In this context, “like amount” means subordinated debt securities having an aggregate principal amount equal to the aggregate liquidation amount of all such trust securities outstanding.

If an exchange distribution with respect to a trust occurs, we must use our best efforts to list the related subordinated debt securities on the New York Stock Exchange or such other stock exchange or organization, if any, on which the trust preferred securities of such trust are listed.

Exchange Procedures

A property trustee will make the exchange distribution to holders of trust preferred securities listed in a trust’s records at the close of business on the record date for the exchange distribution. If the trust preferred securities are held in book-entry form, the record date will be one Business Day (as defined below) before the date that we set as the exchange distribution date (the “Exchange Date”). If the trust preferred securities are not held in book-entry form, the record date will be the 15th day (whether or not a Business Day) before the Exchange Date.

A property trustee will give holders at least 30 days, but not more than 60 days, notice before the Exchange Date. Property trustees will give the notice of an Exchange Date in the manner described below under “—Notices.”

On the Exchange Date with respect to a trust:

•	the trust preferred securities of such trust will no longer be outstanding;

•	certificates representing a like amount of subordinated debt securities will be issued to holders of trust preferred securities of such trust upon their surrender to the property trustee or its agent for exchange;

•	any certificates representing trust preferred securities of such trust that are not surrendered for exchange will be deemed to represent a like amount of subordinated debt securities (and until such certificates are surrendered for exchange, no payments of interest or principal on such subordinated debt securities will be made to the holders of those trust preferred securities); and

•	the holders of trust preferred securities of such trust will not have any further rights with respect to such trust preferred securities, except the right to receive certificates representing subordinated debt securities upon surrender of their certificates as described above.

Certain Tax Consequences

Under current United States federal income tax law and interpretations and assuming, as each trust expects, that it will not be classified as an association taxable as a corporation, a holder of trust preferred securities would not be taxed if a property trustee distributes subordinated debt securities to it upon liquidation of the trust. However, if a Tax Event were to occur and a trust were subject to taxation on income received or accrued on subordinated debt securities, a holder of trust preferred securities and the trust could be taxed on that distribution.

Ranking

The trust preferred securities of a trust will rank equally with the trust common securities of that trust. A trust will make payments of distributions and the Redemption Price on the trust preferred securities and the trust common securities pro rata, based on the aggregate liquidation amounts of the trust preferred securities and trust common securities, except as follows. If a Subordinated Indenture Event of Default has occurred with respect to the series of subordinated debt securities held by a trust and has not been cured, that trust may not make any payments on its trust common securities until the trust has paid in full or provided in full all unpaid amounts on its trust preferred securities.

If a Subordinated Indenture Event of Default occurs with respect to the series of subordinated debt securities held by a trust, the holders of the trust common securities of that trust will be deemed to have waived all rights to act with respect to the related Declaration Event of Default (as defined below) with respect to that trust until all such Declaration Events of Default have been cured, waived or eliminated. Until any such Declaration Events of Default have been cured, waived or eliminated, the property trustee of that trust will act solely on behalf of holders of the trust preferred securities of that trust (and not on behalf of the holders of the trust common securities of that trust), and only the holders of trust preferred securities of that trust will have the right to direct the property trustee to act on their behalf.

Status of Trust Preferred Securities Guarantees

Each trust preferred securities guarantee will constitute our unsecured obligation and will rank:

(a)	equal in rank with any other guarantee similar to the trust preferred securities guarantees issued by us on behalf of the holders of securities issued by any other trust established by us or our affiliates;

(b)	subordinate and junior in right of payment to all of our other liabilities, except those that rank equally or are subordinate by their terms;

(c)	equal with any guarantee now or hereafter issued by us in respect of the most senior preferred or preference stock now or hereafter issued by us, and with any guarantee now or hereafter issued by us in respect of any preferred or preference stock of any of our affiliates; and

(d)	senior to our common stock.

Each Declaration will require that the holders of the related trust preferred securities accept the subordination provisions and other terms of the related trust preferred securities guarantee. A trust preferred securities guarantee will constitute a guarantee of payment and not of collection (in other words, the holder of a trust preferred securities guarantee may sue us, or seek other remedies, to enforce its rights under the trust preferred securities guarantee without first suing any other person or entity). A trust preferred securities guarantee will not be discharged except by payment of the trust preferred securities guarantee payments in full to the extent not previously paid or upon distribution of subordinated debt securities to the holders of the trust preferred securities pursuant to the related Declaration.

Liquidation Distribution Upon Dissolution

Each Declaration states that the related trust shall be dissolved:

(a)	upon the expiration of the term of such trust;

(b)	upon the bankruptcy of Sempra Energy;

(c)	upon the filing of a certificate of dissolution or its equivalent with respect to Sempra Energy;

(d)	90 days after the revocation of the articles of incorporation of Sempra Energy (but only if the articles of incorporation are not reinstated during that 90-day period);

(e)	upon the written direction to the property trustee from Sempra Energy at any time to dissolve such trust and distribute the related subordinated debt securities to holders in exchange for the trust preferred securities;

(f)	upon the redemption of all of the trust securities of such trust; or

(g)	upon entry of a court order for the dissolution of Sempra Energy or such trust.

In the event of a dissolution, after a trust satisfies (whether by payment or reasonable provision for payment) all amounts owed to creditors of the trust, the holders of the trust securities of such trust will be entitled to receive:

(a)	cash equal to the aggregate liquidation amount of each trust security, plus accumulated and unpaid distributions to the date of payment; unless

(b)	subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the trust securities are distributed to the holders of the trust securities.

If a trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by the trust on its trust securities shall be paid pro rata. However, if an event of default under the related Indenture has occurred, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities.

Declaration Events of Default

The term “Declaration Event of Default” with respect to a trust means any of the following:

•	a Subordinated Indenture Event of Default occurs with respect to the related series of subordinated debt securities (see “Description of the Subordinated Debt Securities of Sempra Energy Purchased with Proceeds of Trust Securities—Events of Default” below);

•	such trust does not pay any distribution within 30 days of its due date, provided that no deferral period is continuing;

•	such trust does not pay any Redemption Price on its due date;

•	the trustee(s) of such trust remains in breach in a material respect of any term of the related Declaration for 90 days after the trustee receives notice of default stating the trustee is in breach. The notice must be sent by the holders of at least 25% in liquidation amount of the outstanding trust preferred securities of such trust; and

•	the property trustee of such trust files for bankruptcy or certain other events in bankruptcy or insolvency occur and a successor property trustee of such trust is not appointed within 60 days.

If a Subordinated Indenture Event of Default occurs and the subordinated indenture trustee and the holders of not less than 25% in principal amount of the outstanding subordinated debt securities of the related series fail to declare the principal of all of such subordinated debt securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities of the related trust will have the right to declare such principal immediately due and payable by providing notice to us and the subordinated indenture trustee.

If we fail to pay principal, premium, if any, or interest on a series of subordinated debt securities when payable, then a holder of the related trust preferred securities may directly sue us or seek other remedies to collect its pro rata share of payments owed.

Within 90 days after learning of a Declaration Event of Default with respect to a trust, the related property trustee will notify the holders of the trust securities of such trust, the regular trustees and us, unless the Declaration Event of Default has been cured or waived.

We and a regular trustee of a trust must provide the property trustee of such trust with an annual certificate stating whether they are in compliance with all the conditions and covenants applicable to them under the related Declaration.

If a Declaration Event of Default with respect to a trust has occurred and has not been cured, the trust preferred securities of such trust will have a preference in right of payment over the trust common securities of such trust as discussed above. The holders of trust securities are not entitled to accelerate the maturity of the trust preferred securities upon a Declaration Event of Default.

Enforcement Rights

If a Subordinated Indenture Event of Default occurs with respect to a series of subordinated debt securities, the holders of the related trust preferred securities must rely on the applicable property trustee, as the holder of such subordinated debt securities, to enforce its rights under such subordinated debt securities and the applicable subordinated indenture against us, subject to the following:

Right of Direct Action

If we do not make full and timely payments on such subordinated debt securities, the related trust will not have funds available to make payments of distributions or other amounts due on the related trust preferred securities. In this event, a holder of such trust preferred securities may sue us directly to collect its pro rata share of payments owed. We may not amend the applicable subordinated indenture to remove the right of any holder of trust preferred securities to bring a direct action against us without the prior written consent of all of the holders of the related series of trust preferred securities. We will be able to set-off any payment made to a holder of trust preferred securities in connection with a direct action.

Other Rights under the Subordinated Indenture

The holders of 25% or more in liquidation amount of the outstanding trust preferred securities of a trust may accelerate the maturity of the related series of subordinated debt securities when a Subordinated Indenture Event of Default with respect to such series has occurred and has not been cured and neither the subordinated indenture trustee nor the holders of the related series of subordinated debt securities have exercised such acceleration rights. In addition, the holders of a majority in liquidation amount of the outstanding trust preferred securities of a trust may cancel a declaration of acceleration of the related series of subordinated debt securities and may waive specified Subordinated Indenture Events of Default with respect to such series. See “Description of the Subordinated Debt Securities of Sempra Energy Purchased with Proceeds of Trust Securities—Events of Default” and “—Remedies” below.

Voting Rights; Amendment of the Declaration

The holders of the trust preferred securities of a trust will have no voting rights except as discussed below and under “Description of the Subordinated Debt Securities of Sempra Energy Purchased with Proceeds of Trust Securities—Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants” and “Description of Trust Preferred Securities Guarantees—Amendments and Assignment” below, and as otherwise required by law or the applicable Declaration.

With respect to a trust, if any proposed amendment to the applicable Declaration provides for, or the regular trustees of such trust otherwise propose to effect:

(a)	any action that would adversely affect the powers, preferences or special rights of the trust preferred securities of such trust in any material respect, whether by way of amendment to the applicable Declaration or otherwise; or

(b)	the dissolution, winding-up or termination of such trust other than pursuant to the terms of the applicable Declaration,

then the holders of the trust preferred securities of such trust as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of such trust preferred securities.

A Declaration may be amended from time to time by us and the applicable property trustee and the applicable regular trustees without the consent of the holders of trust preferred securities of the related trust to:

(a)	cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision, or make provisions not inconsistent with any other provisions with respect to matters or questions arising under the applicable Declaration, in each case to the extent that the amendment does not adversely affect the interests of any holder of trust preferred securities of the related trust in any material respect; or

(b)	modify, eliminate or add to any provisions to the extent necessary to ensure that the related trust will not be classified as other than a grantor trust for United States federal income tax purposes or to ensure that such trust will not be required to register as an “investment company” under the Investment Company Act.

Except as provided in the next paragraph, other amendments to a Declaration may be made by us or the securities trustees of the related trust upon:

(a)	approval of the holders of a majority in aggregate liquidation amount of the outstanding trust preferred securities of such trust; and

(b)	receipt by the securities trustee of such trust of an opinion of counsel to the effect that such amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or the trust’s exemption from the Investment Company Act.

Notwithstanding the foregoing, without the consent of each affected holder of the trust securities of the related trust, a Declaration may not be amended to:

(a)	change the amount or timing of any distribution on the trust securities of such trust or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities of such trust as of a specified date; or

(b)	restrict the right of a holder of the trust securities of such trust to institute suit for the enforcement of any such payment on or after such date.

In addition, no amendment may be made to a Declaration if the amendment would:

(a)	cause the related trust to be characterized as other than a grantor trust for United States federal income tax purposes;

(b)	cause the related trust to be deemed to be an “investment company” which is required to be registered under the Investment Company Act; or

(c)	impose any additional obligation on us, the property trustee of the related trust or the Delaware trustee of the related trust without its consent.

Without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the trust preferred securities of a trust, the securities trustees of such trust may not:

(a)	direct the time, method and place of conducting any proceeding for any remedy available to the related subordinated indenture trustee or executing any trust or power conferred on the related property trustee with respect to the related series of subordinated debt securities;

(b)	waive any default that is waivable under the subordinated indenture;

(c)	cancel an acceleration of the principal of the related series of subordinated debt securities; or

(d)	consent to any amendment, modification or termination of the subordinated indenture or the related series of subordinated debt securities where such consent is required.

However, if a consent under the subordinated indenture requires the consent of each affected holder of a series of subordinated debt securities, then the applicable property trustee must obtain the prior consent of each holder of the related trust preferred securities. In addition, before taking any of the foregoing actions, the regular trustees of the related trust must obtain an opinion of counsel stating that the action will not cause such trust to be classified as other than a grantor trust for United States federal income tax purposes.

The property trustee of a trust will notify all holders of the trust preferred securities of such trust of any notice of default received from the subordinated indenture trustee with respect to the subordinated debt securities held by such trust.

Notices

Notices to be given to holders of trust preferred securities held in book-entry form will be given to DTC in accordance with its procedures. Notices to be given to holders of trust preferred securities held in definitive form may be given by mail to their addresses set forth in trust records.

Payment and Paying Agency

With respect to any trust preferred securities held in book-entry form, distributions will be paid to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates in accordance with its procedures. With respect to any trust preferred securities issued in definitive form, distributions will be paid by check mailed to the address of the holder entitled to such payments, as such address appears in trust records. The paying agent of a trust (the “Paying Agent”) will initially be the property trustee of such trust. A Paying Agent of a trust may resign upon 30 days written notice to the regular trustees and the property trustee of such trust. In such event, the property trustee of such trust will appoint a successor acceptable to the regular trustees of such trust to act as Paying Agent.

Persons holding their trust preferred securities in “street name” or indirectly through DTC should consult their banks or brokers for information on how they will receive payments. See “Global Securities—Book-Entry, Delivery and Form” in this prospectus.

Any money paid to a property trustee or a Paying Agent for payments on trust preferred securities that remains unclaimed at the end of two years after the amount is due will be repaid to us. After that two-year period, you may look only to us for payment of those amounts.

Business Day

If any payment is due on a day that is not a Business Day, the payment will be made on the following Business Day (unless that Business Day is in a different calendar year, in which case the payment will be made on the preceding Business Day). Each payment made on the following or preceding Business Day will have the same force and effect as if made on the original payment due date. “Business Day” means any day other than a Saturday, a Sunday, a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or, with respect to such trust, a day on which the corporate trust office of the property trustee of such trust or the subordinated indenture trustee is closed for business.

Record Date

A trust will pay distributions to holders of trust preferred securities listed in the trust’s records on the record date for the payment. If trust preferred securities are held in book-entry form, the record date will be one Business Day before the relevant distribution date. If trust preferred securities are issued in definitive form, the record date will be the 15th day, whether or not a Business Day, before the relevant distribution date.

Registrar and Transfer Agent

The property trustee of a trust will initially act as such trust’s agent for registering trust preferred securities of such trust in the names of holders and transferring such trust preferred securities. Such property trustee also will perform the role of maintaining the list of registered holders of trust preferred securities of such trust. Holders will not be required to pay a service charge to transfer or exchange trust preferred securities, but may be required to pay for any tax or other governmental charge associated with the exchange or transfer.

Removal and Replacement of Trustees

Only the holder of trust common securities of a trust has the right to remove, or replace the regular trustees and, before an event of default, property and Delaware trustees of the trust. If an event of default occurs, only the holders of trust preferred securities of a trust have the right to remove or replace the property and Delaware trustees. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the Declaration for such trust.

Information Concerning the Property Trustees

For matters relating to compliance with the Trust Indenture Act, the property trustee of each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Each property trustee, other than during the occurrence and continuance of a Declaration Event of Default under the applicable trust, undertakes to perform only the duties as are specifically set forth in the applicable Declaration and, upon a Declaration event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a property trustee is under no obligation to exercise any of the powers given it by the applicable Declaration at the request of any holder of trust preferred securities unless it is offered security or indemnity satisfactory to it against the costs, expenses and liabilities that it might incur.

Miscellaneous

The regular trustees of each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

(a)	it will not be deemed to be an “investment company” required to be registered under the Investment Company Act;

(b)	it will be classified as a grantor trust for United States federal income tax purposes; and

(c)	the subordinated debt securities held by it will be treated as indebtedness of us for United States federal income tax purposes.

We and the regular trustees of a trust are authorized to take any action (so long as it is consistent with applicable law or the applicable certificate of trust or Declaration) that we and the regular trustees of the trust determine to be necessary or desirable for such purposes.

Registered holders of trust preferred securities have no preemptive or similar rights.

A trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

Governing Law

Each Declaration and the related trust preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES OF SEMPRA ENERGY

PURCHASED WITH PROCEEDS OF TRUST SECURITIES

This section describes the general terms of the subordinated debt securities of Sempra Energy purchased with the proceeds of trust securities that may be offered and sold by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each subordinated debt security. The accompanying prospectus supplement may add, update or change the terms and conditions of the subordinated debt securities as described in this prospectus. In this section, references to “we,” “our” and “us” mean Sempra Energy excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

Following the issuance of trust securities by a trust, the trust will use the proceeds of such issuance to purchase a series of subordinated debt securities. The property trustee of such trust will hold legal title to such series of subordinated debt securities in trust for the benefit of the holders of the trust securities of such trust.

The subordinated indenture will be qualified as an indenture under the Trust Indenture Act. The subordinated indenture trustee will act as indenture trustee for the subordinated debt securities to comply with the provisions of the Trust Indenture Act.

The subordinated debt securities will not be secured by any of our property or assets. The subordinated debt securities will rank junior in priority of payment to specified existing and future debt and other liabilities of ours which are described below under “—Subordination.”

Payments

We will pay interest to the direct holders of subordinated debt securities listed in our records at the close of business on the record date, as discussed below, in advance of each interest payment date. If a series of subordinated debt securities is distributed in exchange for the trust securities of a trust, we will make payments on such subordinated debt securities in accordance with procedures similar to those described under “Description of the Trust Preferred Securities—Payment and Paying Agency” above.

Any money paid to the subordinated indenture trustee or any paying agent, or held in trust by us, for payments on any subordinated debt securities, that remains unclaimed at the end of two years after the amount is due will be repaid to us. After that two-year period, a holder of subordinated debt securities may look only to us for payment of those amounts.

Business Day

If any payment is due on a day that is not a Business Day, the payment will be made on the following Business Day unless that Business Day is in a different calendar year, in which case the payment will be made on the preceding Business Day. Each payment made on the following or preceding Business Day will have the same force and effect as if made on the original payment due date.

Record Date

If subordinated debt securities are held in book-entry form, the record date will be one Business Day before the relevant interest payment date. If subordinated debt securities are held in certificated form, the record date will be as provided in a prospectus supplement.

Deferral Periods

With respect to any series of subordinated debt securities, as long as no Subordinated Indenture Event of Default with respect to such series has occurred and has not been cured, we will have the right to defer the payment of interest on such series of subordinated debt securities as described in “Description of the Trust Preferred Securities—Distributions” above. During a deferral period, the holders of such series of subordinated debt securities will continue to accrue interest at the stated annual rate of interest for such series, plus will accrue additional interest on each deferred interest payment at such stated annual rate, compounded quarterly, from the corresponding interest payment date, to the extent permitted by law. Whenever we use the term “interest” with respect to subordinated debt securities in this prospectus, we are including any of this additional interest.

Deferral Period Restrictions

During a deferral period, we and our subsidiaries may not take any of the following actions, except as described below:

•	declare or pay any dividend or other distribution on, redeem, purchase or acquire, or make a liquidation payment on any shares of our capital stock;

•	pay any amount on or repay, redeem or repurchase any debt securities issued by us that rank equally with or junior to the subordinated debt securities; or

•	make any payments under any of our guarantees if such guarantee ranks equally with or junior to the subordinated debt securities and guarantees payments on any debt security of any of our subsidiaries.

Notwithstanding the foregoing, we may take any of the following actions during a deferral period:

•	declare dividends in, or make any payment in, shares of our common stock;

•	redeem, purchase or acquire our common stock if related to the issuance of common stock under any of our benefit plans for our directors, officers or employees;

•	declare or pay a dividend in connection with any shareholder’s rights plan, issue stock under such plan or redeem, repurchase or acquire any rights distributed pursuant to the plan; or

•	make payments under any trust preferred securities guarantee (as described under “Description of the Trust Preferred Securities—Status of Trust Preferred Securities Guarantees” above and under “Description of Trust Preferred Securities Guarantees” below).

Deferral Period Procedures

We will give the property trustee and regular trustees of a trust and the subordinated indenture trustee notice of our election to begin a deferral period with respect to a series of subordinated debt securities held by such trust at least one Business Day before the earlier of:

•	the next distribution date for the trust preferred securities of such trust; or

•	the date the regular trustees of such trust are required to give notice of the record date or the distribution date to (1) the New York Stock Exchange or other applicable self-regulatory organization or (2) the holders of the trust preferred securities of such trust.

The subordinated indenture trustee must notify the holders of a series of subordinated debt securities in the manner described below in “—Notices” of our election to begin a deferral period with respect to such series.

Stated Maturity

Each series of subordinated debt securities will have a stated maturity. However, we may shorten such stated maturity to an earlier date stated in the applicable prospectus supplement. You should expect that we will exercise this option with respect to a series of subordinated debt securities if, for example, a tax development occurs that prohibits us from deducting interest payments on such series unless such series has a shorter maturity date.

We also will have the option to extend the stated maturity of any series of subordinated debt securities if:

•	we are not in bankruptcy, insolvent or in liquidation;

•	we are not in default on the payment of interest or principal on such series of subordinated debt securities;

•	the trust which holds such series of subordinated debt securities is not in arrears on payments of distributions on its trust preferred securities;

•	no deferred distributions are accumulated on the trust preferred securities of the trust which holds such series of subordinated debt securities; and

•	the trust preferred securities of the trust which holds such series of subordinated debt securities are rated at least BBB- by Standard & Poor’s Ratings Services or Baa3 by Moody’s Investors Services, Inc., or an equivalent rating by a successor rating agency.

You should assume that we will exercise our option to extend the stated maturity of a series of subordinated debt securities if we are unable to refinance such subordinated debt securities at a lower interest rate or it is otherwise in our interest to defer the stated maturity of such subordinated debt securities.

Procedures

We will pay principal of and any premium on subordinated debt securities at stated maturity, upon redemption or otherwise, upon presentation of subordinated debt securities at the office of the subordinated indenture trustee, as our paying agent. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but we must at all times maintain a place of payment of the subordinated debt securities and a place for registration of transfer of the subordinated debt securities in the Borough of Manhattan, The City of New York.

We will give notice to the subordinated indenture trustee of our selection of a new stated maturity for any series of subordinated debt securities at least 30 days, but not more than 60 days, before the effective date of the change. The subordinated indenture trustee will give holders of such subordinated debt securities notice of the new stated maturity promptly upon its receipt of the notice from us. The subordinated indenture trustee will give the notice in the manner described below under “—Notices.”

Optional Redemption

We may redeem any series of subordinated debt securities, at our option, before their stated maturity as follows:

•	at any time on or after the date stated in an applicable prospectus supplement, in whole or in part, provided that no partial redemption may occur during a deferral period with respect to such series of subordinated debt securities; and

•	at any time in whole, but not in part, within 90 days after a Tax Event or an Investment Company Act Event has occurred with respect to such series of subordinated debt securities.

We will pay the Redemption Price on the Redemption Date to the holders of subordinated debt securities to be redeemed. In this context, “Redemption Price” means the aggregate principal amount of the subordinated debt securities to be redeemed, plus any accrued and unpaid interest on those securities to the Redemption Date. Notwithstanding the foregoing, installments of interest on those securities that are due and payable on interest payment dates falling on or before a Redemption Date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to those securities and the subordinated indenture. The Redemption Price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days, but not more than 60 days, before the Redemption Date to each registered holder of the series of the subordinated debt securities to be redeemed. Once notice of redemption is mailed, the series of subordinated debt securities called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to the Redemption Date. If we elect to redeem all or a portion of a series of subordinated debt securities, that redemption will not be conditional upon receipt by the paying agent or the subordinated indenture trustee of monies sufficient to pay the Redemption Price. See “Description of Debt Securities—Optional Redemption” above.

Tax Event

“Tax Event” with respect to any trust means that we receive an opinion of counsel, experienced in such matters, that as a result of any Tax Change (as defined below), there is more than an insubstantial risk that:

•	such trust is, or will be within 90 days after the date of the opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the series of subordinated debt securities held by such trust;

•	interest payable by us or original issue discount accruing on such subordinated debt securities is not, or within 90 days after the date of the opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

•	such trust is, or will be within 90 days after the date of the opinion, subject to more than a minimal amount of other taxes, duties or governmental charges.

As used above, “Tax Change” means with respect to any trust any of the following that are enacted, promulgated or announced on or after the date of the prospectus supplement for the trust preferred securities of such trust:

•	amendment to or change, including any announced prospective change, in the laws or any regulations under the laws of the United States or of any political subdivision or taxing authority of the United States; or

•	official administrative pronouncement or judicial decision interpreting or applying the laws or regulations stated above whether or not the pronouncement or decision is issued to or in connection with a proceeding involving us or such trust or subject to review or appeal.

Investment Company Act Event

“Investment Company Act Event” means with respect to any trust that we receive an opinion of counsel, experienced in such matters, that as a result of the occurrence of a change in law or regulation, or a written change in interpretation or application of law or regulation, by any legislative body, court, governmental agency or regulatory authority effective on or after the date of the prospectus supplement for the trust preferred securities of such trust, there is more than an insubstantial risk that such trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.

Payment of Additional Sums

If a Tax Event with respect to any trust is continuing and we do not elect to redeem the series of subordinated debt securities held by such trust or liquidate such trust, we will pay additional amounts, if any, to the holders of such subordinated debt securities so that, notwithstanding any additional taxes, duties or charges imposed on such trust because of a Tax Event, the trust will have sufficient funds to pay the full amount of distributions due on the outstanding trust securities of such trust.

Redemption Procedures

We will give the holders of the series of subordinated debt securities to be redeemed at least 30 days, but not more than 60 days, notice before the Redemption Date, in the manner described below under “—Notices.” Once notice of redemption is mailed, the series of subordinated debt securities called for redemption become due and payable on the Redemption Date and at the redemption price, including accrued and unpaid interest and premium, if any, to the Redemption Date. In all other respects, the procedures for redeeming subordinated debt securities will be similar to those for redeeming trust preferred securities. See “Description of the Trust Preferred Securities—Redemption—Redemption Procedures” above.

On the Redemption Date, interest will stop accruing on the series of subordinated debt securities called for redemption. However, if payment of the Redemption Price for any such subordinated debt securities is not made, interest on those subordinated debt securities will continue to accrue to the date the Redemption Price is paid.

Exchange of Trust Preferred Securities for Subordinated Debt Securities

We will have the right at any time to dissolve a trust. In such event, the applicable property trustee will distribute the series of subordinated debt securities held by such trust to the holders of the trust preferred securities of such trust in exchange for their securities. See “Description of Trust Preferred Securities—Exchange of Trust Preferred Securities for Subordinated Debt Securities” above and procedures relating to such an exchange.

Restrictions on Payments

If any subordinated debt securities of a series are outstanding, we will be prohibited from taking specified actions described below if:

(a)	an event has occurred that constitutes a Subordinated Indenture Event of Default for such series or, after notice or passage of time, or both, would constitute a Subordinated Indenture Event of Default for such series, and we have knowledge of such event but do not take reasonable steps to cure the default;

(b)	we do not pay any amount due under the trust preferred securities guarantee relating to the trust preferred securities of such trust, if such series of subordinated debt securities are held by such trust; or

(c)	we have given notice of our election to begin a deferral period with respect to such series and have not rescinded such notice, or any deferral period with respect to such series is continuing.

In such event, we may not take any of the following actions, except as described below:

(a)	declare or pay any dividend or other distribution on, redeem, purchase or acquire, or make a liquidation payment on any shares of our capital stock;

(b)	pay any amount on or repay, redeem or repurchase any debt securities issued by us that rank equal with or junior to such series of subordinated debt securities; or

(c)	make any payments under any of our guarantees if such guarantee ranks equal with or junior to such series of subordinated debt securities and guarantees payments on any debt securities of any of our subsidiaries.

Notwithstanding the foregoing, we may:

(a)	declare dividends in, or make any payment in, shares of our common stock;

(b)	redeem, purchase or acquire our common stock if related to the issuance of common stock under any of our benefit plans for our directors, officers or employees;

(c)	declare or pay a dividend in connection with any shareholder’s rights plan, issue stock under such plan or redeem, repurchase or acquire any rights distributed pursuant to the plan; or

(d)	make payments under any trust preferred securities guarantee or any other preferred securities guarantee (as described under “Description of Trust Preferred Securities—Status of the Trust Preferred Securities Guarantees” above and “Description of Trust Preferred Securities Guarantees” below).

Events of Default

A “Subordinated Indenture Event of Default” occurs with respect to a series of subordinated debt securities if:

(a)	we do not pay any interest on any subordinated debt securities of such series within 30 days of the due date, provided that, if we elect to defer an interest payment, the date on which that payment is due will be the date on which we are required to make payment following its deferral;

(b)	we do not pay any principal of or premium on any subordinated debt securities of such series on the due date;

(c)	we remain in breach of a covenant or warranty (excluding covenants and warranties solely applicable to another series of subordinated debt securities issued under the subordinated indenture) in the subordinated indenture or the subordinated debt securities of such series for 60 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the subordinated indenture trustee or registered holders of at least 25% of the principal amount of the outstanding subordinated debt securities of such series; or

(d)	we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur.

Remedies

Acceleration

If a Subordinated Indenture Event of Default occurs and is continuing with respect to the subordinated debt securities of a series, then either the subordinated indenture trustee or the registered holders of at least 25% in principal amount of the outstanding subordinated debt securities of such series may declare the principal amount of all such subordinated debt securities, together with accrued and unpaid interest thereon, to be due and payable immediately.

Rescission of Acceleration

After the declaration of acceleration has been made with respect to a series of subordinated debt securities and before the subordinated indenture trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled if:

(a)	we pay or deposit with the subordinated indenture trustee a sum sufficient to pay:

(1)	all overdue interest on the subordinated debt securities of such series, other than interest which has become due by declaration of acceleration;

(2)	the principal of and any premium on the subordinated debt securities of such series which have become due otherwise than by the declaration of acceleration and overdue interest on these amounts;

(3)	interest on overdue interest, other than interest which has become due by declaration of acceleration, on the subordinated debt securities of such series to the extent lawful; and

(4)	all amounts due to the subordinated indenture trustee under the subordinated indenture; and

(b)	all Subordinated Indenture Events of Default with respect to the subordinated debt securities of such series, other than the nonpayment of the principal and interest which has become due solely by the declaration of acceleration, have been cured or waived as provided in the subordinated indenture.

For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Control by Registered Molders; Limitations

If a Subordinated Indenture Event of Default with respect to a series of subordinated debt securities occurs and is continuing, the registered holders of a majority in principal amount of the outstanding subordinated debt securities of such series, voting as a single class, without regard to the holders of outstanding subordinated debt securities of any other series that may also be in default, will have the right to direct the time, method and place of.

(a)	conducting any proceeding for any remedy available to the subordinated indenture trustee with respect to the subordinated debt securities of such series; and

(b)	exercising any trust or power conferred on the subordinated indenture trustee with respect to the subordinated debt securities of such series.

These	rights of registered holders to give directions are subject to the following limitations.

(a)	the registered holders’ directions do not conflict with any law or the subordinated indenture; and

(b)	the direction is not unduly prejudicial to the rights of holders of subordinated debt securities of such series who do not join in that action

The subordinated indenture trustee may also take any other action it deems proper which is consistent with the registered holders’ direction.

In addition, the subordinated indenture provides that no registered holder of subordinated debt securities of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the subordinated indenture or for the appointment of a receiver or for any other remedy thereunder unless.

(a)	that registered holder has previously given the subordinated indenture trustee written notice of a continuing Subordinated Indenture Event of Default with respect to such series;

(b)	the registered holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of such series have made written request to the subordinated indenture trustee to institute proceedings in respect of that Subordinated Indenture Event of Default and have offered the subordinated indenture trustee reasonable indemnity against costs and liabilities incurred in complying with the request; and

(c)	for 60 days after receipt of the notice, the subordinated indenture trustee has failed to institute a proceeding, and no direction inconsistent with the request has been given to the subordinated indenture trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding subordinated debt securities of such series.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders of subordinated debt securities.

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Notice of Default

The subordinated indenture trustee is required to give the registered holders of subordinated debt securities notice of any default under the subordinated indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (c) under “—Events of Default,” no notice shall be given to the registered holders until at least 30 days after the occurrence of the default. The Trust Indenture Act currently permits the subordinated indenture trustee to withhold notices of default (except for certain payment defaults) if the subordinated indenture trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

We will furnish the subordinated indenture trustee with an annual statement as to our compliance with the conditions and covenants in the subordinated indenture.

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series, voting as a single class, without regard to the holders of outstanding subordinated debt securities of any other series, may waive, on behalf of all registered holders of the subordinated debt securities of such series, any past default under the subordinated indenture, except a default in the payment of principal, premium or interest on any subordinated debt securities of such series, or with respect to compliance with certain provisions of the subordinated indenture that cannot be amended without the consent of the registered holder of each outstanding trust preferred security of the trust which holds such series of subordinated debt securities.

Unless indicated differently in a prospectus supplement, compliance with certain covenants in the applicable indenture or otherwise provided with respect to subordinated debt securities of any series may be waived before the time specified for compliance by the registered holders of a majority in aggregate principal amount of the subordinate debt securities of such series.

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

We have agreed not to consolidate or merge with or into any other entity, or to sell, transfer, lease or otherwise convey our properties and assets as an entirety or substantially as an entirety to any entity, unless:

(a)	either we are the continuing entity (in the case of a merger) or the successor entity formed by such consolidation or into which we are merged or which acquires by sale, transfer, lease or other conveyance our properties and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the subordinated debt securities and the performance of all of our covenants under the subordinated indenture; and

(b)	immediately after giving effect to the transaction, no Subordinated Indenture Event of Default, and no event which after notice or lapse of time or both would become a Subordinated Indenture Event of Default, has or will have occurred and be continuing.

In addition to these conditions, the successor entity must assume all of our obligations with respect to the trust preferred securities guarantees, and such transaction must be permitted under, and not give rise to any violation of, any Declaration or any trust preferred securities guarantee.

Neither the subordinated indenture nor the trust preferred securities guarantees contain any financial or other similar restrictive covenants.

Modification of Subordinated Indenture

Without Registered Holder Consent.    Without the consent of any registered holders of any subordinated debt securities which may in the future be issued under the subordinated indenture, we, and the subordinated indenture trustee, may enter into one or more supplemental indentures for any of the following purposes:

(a)	to evidence the succession of another entity to us; or

(b)	to add one or more covenants for the benefit of the holders of all or any series of subordinated debt securities, or to surrender any right or power conferred upon us; or

(c)	to add any additional events of default for all or any series of subordinated debt securities; or

(d)	to change or eliminate any provision of the subordinated indenture so long as the change or elimination does not apply to any subordinated debt securities entitled to the benefit of such provision or to add any new provision to the subordinated indenture (in addition to the provisions which may otherwise be added to the subordinated indenture pursuant to the other clauses of this paragraph) so long as the addition does not apply to any outstanding subordinated debt securities; or

(e)	to provide security for the subordinated debt securities of any series; or

(f)	to establish the form or terms of subordinated debt securities of any series as permitted by the subordinated indenture; or

(g)	to evidence and provide for the acceptance of appointment of a separate or successor subordinated indenture trustee; or

(h)	to cure any ambiguity, defect or inconsistency or to make any other changes with respect to any series of subordinated debt securities that do not adversely affect the interests of the holders of that series of subordinated debt securities in any material respect.

With Registered Holder Consent.    Subject to the following sentence, we and the subordinated indenture trustee may, with some exceptions, amend or modify the subordinated indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the subordinated debt securities of each series affected by the amendment or modification. However, no amendment or modification may, without the consent of the registered holder of each outstanding subordinated debt security affected thereby:

(a)	change the stated maturity of the principal or interest on any subordinated debt security or reduce the principal amount, interest or premium payable, or change any place of payment where or the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

(b)	reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver;

(c)	modify certain of the provisions in the subordinated indenture relating to supplemental indentures and waivers of certain covenants and past defaults; or

(d)	modify any provisions relating to subordination or the definition of “senior debt” in a manner adverse to the holders of the subordinated debt securities.

A supplemental indenture which changes or eliminates any provision of a subordinated indenture expressly included solely for the benefit of holders of subordinated debt securities of one or more particular series will be deemed not to affect the interests under the subordinated indenture of the holders of subordinated debt securities of any other series. However, any amendment that adversely affects the holders of any series of trust preferred securities in any material respect, as well as any termination of the subordinated indenture and any waiver of a Subordinated Indenture Event of Default with respect to any series of subordinated debt securities, will require the consent of the holders of a majority in liquidation amount of each series of trust preferred securities affected thereby.

Subordination

The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior debt. This means that upon:

(a)	any distribution of our assets upon our dissolution, winding-up, liquidation or reorganization in bankruptcy, insolvency, receivership or other proceedings; or

(b)	acceleration of the maturity of any subordinated debt securities; or

(c)	a failure to pay any senior debt or interest thereon when due and continuance of that default beyond any applicable grace period; or

(d)	acceleration of the maturity of any senior debt as a result of a default,

the holders of all of our senior debt will be entitled to receive:

(l)	in the case of clauses (a) and (b) above, payment of all amounts due or to become due on all senior debt; and

(2)	in the case of clauses (c) and (d) above, payment of all amounts due on all senior debt,

before the holders of any of the subordinated debt securities are entitled to receive any payment. So long as any of the events in clauses (a), (b), (c) or (d) above has occurred and is continuing, any amounts payable on the subordinated debt securities will instead be paid directly to the holders of all senior debt to the extent necessary to pay the senior debt in full and, if any payment is received by the subordinated indenture trustee under the subordinated indenture or the holders of any of the subordinated debt securities before all senior debt is paid in full, the payment or distribution must be paid over to the holders of the unpaid senior debt. Subject to paying the senior debt in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior debt to the extent that payments are made to the holders of senior debt out of the distributive share of the subordinated debt securities.

“senior debt” means with respect to the subordinated debt securities, the principal of, and premium, if any, and interest on any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding on the date the subordinated debt securities are issued or thereafter incurred, created or assumed:

(a)	all of our indebtedness evidenced by notes, debentures, bonds or other securities sold by us for money or other obligations for money borrowed;

(b)	all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by us or in effect guaranteed by us through an agreement to purchase, contingent or otherwise; and

(c)	all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b), unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same by its terms provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with such securities.

Due to the subordination, if our assets are distributed upon insolvency, certain of our general creditors may recover more, ratably, than holders of subordinated debt securities. The subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the defeasance provisions of the subordinated indenture.

The subordinated debt securities, the subordinated indenture and the trust preferred securities guarantees do not limit our or any of our subsidiaries’ ability to incur additional indebtedness, including indebtedness that ranks senior to the subordinated debt securities and the trust preferred securities guarantees. We expect that we and our subsidiaries will incur substantial additional amounts of indebtedness in the future.

Defeasance

The subordinated indenture provides, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be discharged from our obligations, with some exceptions, with respect to any series of subordinated debt securities, which we refer to as “defeasance.”

One condition we must satisfy is the irrevocable deposit with the subordinated trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those subordinated debt securities on the maturity dates of the payments or upon redemption.

In addition, we will be required to deliver an opinion of counsel to the effect that a holder of subordinated debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, at the same times and in the same manner as if that defeasance had not occurred. The opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in law after the date of the subordinated indenture.

Satisfaction and Discharge

The subordinated indenture will cease to be of further effect with respect to any series of subordinated debt securities, and we will be deemed to have satisfied and discharged all of our obligations under the subordinated indenture, except as noted below, when:

(a)	all outstanding subordinated debt securities of such series have become due or will become due within one year at their stated maturity or on a Redemption Date; and

(b)	we deposit with the subordinated indenture trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding subordinated debt securities of such series.

We will remain obligated to pay all other amounts due under the subordinated indenture and to perform certain ministerial tasks as described in the subordinated indenture.

Resignation and Removal of the Trustee; Deemed Resignation

The subordinated indenture trustee with respect to any series of subordinated debt securities may resign at any time by giving written notice to us. The subordinated indenture trustee may also be removed with respect to the subordinated debt securities of any series by act of the registered holders of a majority in principal amount of the then outstanding subordinated debt securities of such series. No resignation or removal of the subordinated indenture trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the subordinated indenture. Under certain circumstances, we may appoint a successor trustee with respect to any series of subordinated debt securities and if the successor trustee accepts, the subordinated indenture trustee will be deemed to have resigned.

Registration of Trust Preferred Subordinated Debt Securities

The trust preferred subordinated debt securities initially will be issued in certificated form and registered in the name of the applicable property trustee. If in the future any trust preferred subordinated debt securities are distributed to holders of trust preferred securities in exchange for trust preferred securities and at that time such trust preferred securities are represented by a global security, the subordinated debt securities would also be represented by a global security. In this event, we expect that the book entry arrangements applicable to such subordinated debt securities would be similar to those applicable to the trust preferred securities.

Notices

Notices to be given to holders of subordinated debt securities held in certificated form may be given by mail to their addresses as set forth in our records. Notices to be given to holders of subordinated debt securities held in book-entry form will be given to DTC in accordance with its procedures.

Governing Law

The subordinated indenture and the subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES

General

We will execute a trust preferred securities guarantee (“preferred securities guarantee”), which benefits the holders of trust preferred securities, at the time that a trust issues those trust preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee (“guarantee trustee”) under each preferred securities guarantee for the purposes of compliance with the Trust Indenture Act.

The guarantee trustee will hold each preferred securities guarantee for the benefit of the trust preferred securities holders of the applicable trust.

We will irrevocably agree, as described in each preferred securities guarantee, to pay in full, to the holders of the trust preferred securities issued by the applicable trust, the preferred securities guarantee payments (as defined below) (except to the extent previously paid), when and as due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments, to the extent not paid by a trust (“guarantee payments”), will be covered by the applicable preferred securities guarantee:

(a)	any accrued and unpaid distributions required to be paid on the applicable trust preferred securities, to the extent that the trust has funds available to make the payment;

(b)	the redemption price, to the extent that the trust has funds available to make the payment; and

(c)	upon a voluntary or involuntary dissolution and liquidation of the trust (other than in connection with a distribution of subordinated debt securities to holders of the trust preferred securities or the redemption of all the trust preferred securities), the lesser of:

(1)	the aggregate of the liquidation amount specified in the prospectus supplement for each trust preferred security plus all accrued and unpaid distributions on the trust preferred security to the date of payment, to the extent the trust has funds available to make the payment; and

(2)	the amount of assets of the trust remaining available for distribution to holders of its trust preferred securities upon a dissolution and liquidation of the trust.

Our obligation to make a guarantee payment may be satisfied by directly paying the required amounts to the holders of the trust preferred securities or by causing the trust to pay the amounts to the holders.

No single document executed by us relating to the issuance of trust preferred securities will provide for its full, irrevocable and unconditional guarantee of the trust preferred securities. It is only the combined operation of our obligations under the subordinated indenture, the applicable series of subordinated debt securities and the applicable preferred securities guarantee and related Declaration that has the effect of providing a full, irrevocable and unconditional guarantee of a trust’s obligations under its trust preferred securities.

Status of the Preferred Securities Guarantees

Each preferred securities guarantee will constitute our unsecured obligation and will rank:

(a)	subordinate and junior in right of payment to all of our other liabilities, except any guarantee now or hereafter issued by us in respect of any preferred or preference stock of any of our affiliates;

(b)	equal with any guarantee now or hereafter issued by us in respect of the most senior preferred or preference stock now or hereafter issued by us, and with any guarantee now or hereafter issued by us in respect of any preferred or preference stock of any of our affiliates; and

(c)	senior to our common stock.

Each Declaration will require that the holder of trust preferred securities accept the subordination provisions and other terms of the preferred securities guarantee. Each preferred securities guarantee will constitute a guarantee of payment and not of collection. As a result, the holder of the guaranteed security may sue us, or seek other remedies, to enforce its rights under the preferred securities guarantee without first suing any other person or entity. A preferred securities guarantee will not be discharged except by payment of the preferred securities guarantee payments in full to the extent not previously paid or upon distribution to the applicable trust preferred securities holders of the corresponding series of subordinated debt securities pursuant to the appropriate Declaration.

Amendments and Assignment

Except with respect to any changes which do not adversely affect the rights of holders of a series of trust preferred securities in any material respect (in which case no consent of the holders will be required), a preferred securities guarantee may be amended only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the trust preferred securities (excluding any trust preferred securities held by us or any of our affiliates). A description of the way to obtain any approval is described under “Description of Trust Preferred Securities—Voting Rights; Amendment of Declaration.” All guarantees and agreements contained in a preferred securities guarantee will be binding on our successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable trust preferred securities.

Preferred Securities Guarantee Events of Default

An event of default under a preferred securities guarantee occurs if we fail to make any of our required payments or perform our obligations under the preferred securities guarantee.

The holders of at least a majority in aggregate liquidation amount of the trust preferred securities relating to each preferred securities guarantee, excluding any trust preferred securities held by us or any of our affiliates, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the preferred securities guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the preferred securities guarantee.

Information Concerning the Guarantee Trustees

The guarantee trustee under a preferred securities guarantee, other than during the occurrence and continuance of a default under the preferred securities guarantee, will perform only the duties that are specifically described in the preferred securities guarantee. After such a default, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a guarantee trustee is under no obligation to exercise any of its powers as described in the applicable preferred securities guarantee at the request of any holder of covered trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of the Preferred Securities Guarantees

Each preferred securities guarantee will terminate once the applicable trust preferred securities are paid in full or upon distribution of the corresponding series of subordinated debt securities to the holders of the trust preferred securities. Each preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the preferred securities guarantee.

Governing Law

The preferred securities guarantees will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, PREFERRED SECURITIES GUARANTEES AND SUBORDINATED DEBT SECURITIES HELD BY EACH TRUST

Payments of distributions and redemption and liquidation payments due on each series of trust preferred securities, to the extent the applicable trust has funds available for the payments, will be guaranteed by us to the extent described under “Description of Trust Preferred Securities Guarantees.” No single document executed by us in connection with the issuance of any series of trust preferred securities will provide for our full, irrevocable and unconditional guarantee of the trust preferred securities. It is only the combined operation of our obligations under the applicable preferred securities guarantee, Declaration, subordinated indenture and subordinated debt securities that has the effect of providing a full, irrevocable and unconditional guarantee of a trust’s obligations under its trust preferred securities.

As long as we make payments of interest and other payments when due on the subordinated debt securities held by a trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the trust preferred securities issued by that trust, primarily because:

(a)	the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate liquidation amount of the trust preferred and common securities;

(b)	the interest rate and interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

(c)	we shall pay for any and all costs, expenses and liabilities of each trust except the trust’s obligations under its trust preferred securities (and we have agreed to guarantee such payment); and

(d)	each Declaration provides that the related trust will not engage in any activity that is not consistent with the limited purposes of such trust.

If and to the extent that we do not make payments on the related subordinated debt securities, a trust will not have funds available to make payments of distributions or other amounts due on its trust preferred securities. In those circumstances, holders of such trust preferred securities will not be able to rely upon the preferred securities guarantee for payment of these amounts. Instead, holders of such trust preferred securities may directly sue us or seek other remedies to collect their pro rata share of payments owed. If holders of such trust preferred securities sue us to collect payment, then we will assume their rights as a holder of trust preferred securities under such trust’s Declaration to the extent we make a payment to them in any legal action.

A holder of any trust preferred security may sue us, or seek other remedies, to enforce its rights under the applicable preferred securities guarantee without first suing the applicable guarantee trustee, the trust which issued the trust preferred security or any other person or entity.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless the company issuing the debt securities, trust preferred securities, warrants, common stock, preferred stock, stock purchase contracts, stock purchase units or depositary shares indicates differently in a supplemental prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depositary Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised each of the issuing companies that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for those securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. The company issuing the securities will maintain an office or agency in the Borough of Manhattan, the City of New York, where notices and demands in respect of the securities and the applicable indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange. That office or agency, with respect to the applicable indenture, will initially be the office of the trustee which is currently located at 100 Wall Street, Suite 1600, New York, New York 10005, in the case of U.S. Bank National Association, and 101 Barclay Street, Floor 21, New York, New York 10286, in the case of The Bank of New York.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the securities of a particular series are being redeemed, DTC will determine the amount of the interest of each direct participant in the securities of such series to be redeemed in accordance with DTC’s procedures.

In any case where a vote may be required with respect to securities of a particular series, neither DTC nor Cede & Co. will give consents for or vote the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, the company issuing such securities will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, the company issuing the securities will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee at least 15 days before the applicable payment date by the persons entitled to payment.

Principal and interest payments on the securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the applicable indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC is under no obligation to provide its services as depositary for the securities and may discontinue providing its services at any time. Neither the company issuing the securities nor the applicable trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies the company issuing such securities that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	the company issuing such securities determines, in its sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default under the indenture has occurred and is continuing with respect to such series of securities, the company issuing such securities will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Each company has obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but neither company takes responsibility for the accuracy of this information.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Sempra Energy’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES AND THE GUARANTEES

Latham & Watkins LLP, Los Angeles, California, will pass upon certain legal matters relating to the issuance and sale of the securities and the guarantees on behalf of Sempra Energy. Gary N. Kyle, Esq., Chief Corporate Counsel of Sempra Energy, will pass upon the validity of the securities and the guarantees. Richards, Layton & Finger, P.A., special Delaware counsel to Sempra Energy and the trusts, will pass upon certain matters of Delaware law relating to the validity of the preferred securities.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more transactions

(a)	to purchasers directly;

(b)	to underwriters for public offering and sale by them;

(c)	through agents;

(d)	through dealers; or

(e)	through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at:

(a)	a fixed price or prices, which may be changed;

(b)	market prices prevailing at the time of sale;

(c)	prices related to such prevailing market prices; or

(d)	negotiated prices.

Direct Sales

We may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities or any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.

Through Agents and Dealers

We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange, other than shares of our common stock. The securities, except for our common stock, will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

$300,000,000 4.75% Notes due 2009

$300,000,000 Floating Rate Notes due 2008

PROSPECTUS SUPPLEMENT

May 18, 2004

ABN AMRO Incorporated

Citigroup

Deutsche Bank Securities

RBS Greenwich Capital

Scotia Capital

SG Corporate & Investment Banking

UBS Investment Bank